Filed Pursuant to Rule 424(b)(3)
File No. 333-155686

PROSPECTUS

VIVAKOR, INC.

20,133,000 Shares of Common stock

This prospectus relates to the sale of up to 5,133,000 shares of our common stock by persons who have purchased shares of our common stock in a private placement or who acquired shares in exchange for their shares of common stock of HealthAmerica, Inc. The aforementioned persons are sometimes referred to in this prospectus as the selling stockholders.   The shares offered under this prospectus by the selling stockholders may be sold on the public market, in negotiated transactions with a broker-dealer or market maker as principal or agent, or in privately negotiated transactions not involving a broker dealer. The prices at which the selling stockholder may sell the shares may be determined by the prevailing market price of the shares at the time of sale, may be different than such prevailing market prices or may be determined through negotiated transactions with third parties.  We will not receive proceeds from the sale of our shares by the selling stockholders.

Each selling stockholder may be considered an “underwriter” within the meaning of the Securities Act of 1933, as amended.

This prospectus will also allow us to issue up to 15,000,000 shares of our common stock in our initial public offering.  The proceeds from the sale of these shares will be available for use by the company.

Our common stock is not listed or trading on any exchange or automated quotation system.  We intend, upon effectiveness of the registration of which this prospectus is part, to engage a market maker to apply for quotation on the OTC Electronic Bulletin Board.  There can be no assurance that a market maker will agree to file the necessary documents with the Financial Industry Regulatory Authority, which operates the OTC Electronic Bulletin Board, nor can there be any assurance that such an application for quotation will be approved.

	Offering Price Per Share	Offering Expenses (1)	Proceeds to Our Company
Per Share	0.23	0.01	0.22
Total	$3,450,000.00	129,419.00	$3,320,581.00

___________
(1)	Estimated expenses before payment of any underwriting or placement commissions, discounts or expense.

The securities offered in this prospectus involve a high degree of risk. You should consider the risk factors beginning on page 4 before purchasing our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is December 22, 2008.

Table of Contents

Prospectus Summary	2
Risk Factors	4
Cautionary Note Regarding Forward-Looking Statements	11
Use of Proceeds	12
Capitalization	13
Dilution	13
Market for Common Equity and Related Stockholder Matters	15
Description of Business and Property	15
Management’s Discussion and Analysis of Financial Condition and Results of Operations	23
Our Management	27
Security Ownership of Certain Beneficial Owners and Management	30
Certain Relationships and Related Party Transactions	30
Description of Capital Stock	31
Selling Stockholders	34
Plan of Distribution	36
Disclosure of Commission Position on Indemnification for Securities Act Liabilities	38
Legal Opinion	38
Experts	38
Interests of Named Experts and Counsel	38
Additional Information	39
Index to Financial Statements	F-1

Unless otherwise specified, the information in this prospectus is set forth as of December 22, 2008, and we anticipate that changes in our affairs will occur after such date. We have not authorized any person to give any information or to make any representations, other than as contained in this prospectus, in connection with the offer contained in this prospectus. If any person gives you any information or makes representations in connection with this offer, do not rely on it as information we have authorized. This prospectus is not an offer to sell our common stock in any state or other jurisdiction to any person to whom it is unlawful to make such offer.

PROSPECTUS SUMMARY

The following summary highlights selected information from this prospectus and may not contain all the information that is important to you. To understand our business and this offering fully, you should read this entire prospectus carefully, including the financial statements and the related notes beginning on page F-1. When we refer in this prospectus to the “Company,” “we,” “us,” and “our,” we mean Vivakor, Inc., a Nevada corporation, together with our subsidiary, HealthAmerica, Inc. This prospectus contains forward-looking statements and information relating to Vivakor, Inc.  See Cautionary Note Regarding Forward Looking Statements on page 11.

Our Company

Vivakor, Inc. (“Vivakor,” the “Company,” or “we”) is a transdisciplinary research company that develops products in the fields of molecular medicine, electro-optics, biological handling and natural and formulary compounds.  We also provide contract research services for third parties.  We have developed numerous products and have filed for 15 provisional patents with the United States Patent and Trademark Office (USPTO).  We intend to commercialize such products, after completion of any required regulatory approvals, through one of three methods:  a sale of the technology, licensing of the product to a manufacturer or distributor or, in some cases, by manufacturing, marketing and directly selling the products ourselves.  We were originally formed as a Nevada limited liability company on November 1, 2006 and subsequently converted to a Nevada corporation on April 30, 2008. Our executive offices are located at 2590 Holiday Road, Suite 100, Coralville, Iowa 52241. Our telephone number is (319) 625-2172.

The Offering

This prospectus covers (i) shares being offered for resale by the selling stockholders which shares were issued by us in two separate transactions, a private placement of 133,000 shares of common stock in September and October 2008, and 5,000,000 shares issued as partial payment of the purchase price for the acquisition of a majority of the outstanding shares of common stock of Health America, Inc. on October 20, 2008; and (ii) up to 15,000,000 shares to be issued and sold by us at a price of $0.23 per share.

Between May and October 2008, we offered and sold 133,000 shares of common stock to five accredited investors for an aggregate gross purchase price of $66,500.  We agreed to file a registration statement with the United States Securities and Exchange Commission (SEC) providing for the resale of such shares of common stock.

On October 20, 2008, we acquired 25,000,000 shares of common stock of HealthAmerica, Inc., a Nevada corporation (HealthAmerica), representing approximately 84% of the outstanding shares of capital stock of HealthAmerica, in exchange for the issuance of 5,000,000 shares of our common stock and a promissory note in the principal amount of $1,500,000.  We agreed with the shareholders of HealthAmerica who received our stock in the acquisition that we would include such shares in the registration statement. See Certain Relationship and Related Party Transactions.

In addition, this prospectus covers up to 15,000,000 shares of common stock to be sold by the company  at an offering price of $0.23 per share in a direct public offering.

ABOUT THIS OFFERING

Securities Being Offered	Up to 5,133,000 shares of common stock in Vivakor, Inc. to be sold by selling stockholders.
Up to 15,000,000 shares of common stock of Vivakor, Inc. to be sold by the company at a price of $0.23 per share.

Initial Offering Price
The selling stockholders will sell up to 5,133,000 shares at prices established on the OTC Electronic Bulletin Board during the term of this offering, at prices different than prevailing market prices or at privately negotiated prices.

The company will sell up to 15,000,000 shares at a price of $0.23 per share.

Terms of the Offering
The company will offer and sell the shares of its common stock at a price of $0.23 per share in a direct offering to the public.  The selling stockholders will determine the terms relative to the sale of the common stock offered and sold by them.

Termination of the Offering
The offering will conclude when the selling shareholders have sold all 5,133,000 shares of common stock offered by them and the company has sold all of the 15, 000,000 shares of common stock offered by it.  The company may , in its sole discretion, decide to terminate the registration of the shares offered by the company.

Risk Factors	An investment in our common stock is highly speculative and involves a high degree of risk. See Risk Factors beginning on page 4.

RISK FACTORS

An investment in our common stock is highly speculative, involves a high degree of risk, and should be made only by investors who can afford a complete loss. You should carefully consider the following risk factors, together with the other information in this prospectus, including our financial statements and the related notes, before you decide to buy our common stock. Our most significant risks and uncertainties are described below; however, they are not the only risks we face. If any of the following risks actually occur, our business, financial condition, or results of operations could be materially adversely affected, the trading of our common stock could decline, and you may lose all or part of your investment therein.

Risks Relating to the Early Stage of our Company

We are at a very early operational stage and our success is subject to the substantial risks inherent in the establishment of a new business venture.

The implementation of our business strategy is in a very early stage. We are in the process of developing numerous product candidates but none have proven to be commercially successful. Our business and operations should be considered to be in a very early stage and subject to all of the risks inherent in the establishment of a new business venture. Accordingly, our intended business and operations may not prove to be successful in the near future, if at all. Any future success that we might enjoy will depend upon many factors, several of which may be beyond our control, or which cannot be predicted at this time, and which could have a material adverse effect upon our financial condition, business prospects and operations and the value of an investment in our company.

We have a very limited operating history and our business plan is unproven and may not be successful.

Our company was formed in November 2006 but we began operations in earnest in March 2008 when one of our officers and some of our key employees commenced employment.  Since March 2008, our primary activities have been research and development, the identification of collaborative partners, intellectual property protection such as patent applications and capital raising activities.  We have not licensed or sold any substantial amount of products commercially and do not have any definitive agreements to do so.  We have not proven that our business model will allow us to identify and develop commercially feasible products.

We have suffered operating losses since inception and we may not be able to achieve profitability.

We had an accumulated deficit of $313,113 and have an overall deficit in stockholders’ equity as of September 30, 2008.  We expect to continue to incur significant research and development expenses in the foreseeable future related to the completion of development and commercialization of our products. As a result, we are sustaining substantial operating and net losses, and it is possible that we will never be able to sustain or develop the revenue levels necessary to attain profitability.

We may have difficulty raising additional capital, which could deprive us of necessary resources.

We expect to continue to devote significant capital resources to fund research and development. In order to support the initiatives envisioned in our business plan, we will need to raise additional funds through the sale of assets, public or private debt or equity financing, collaborative relationships or other arrangements. Our ability to raise additional financing depends on many factors beyond our control, including the state of capital markets, the market price of our common stock and the development or prospects for development of competitive technology by others. Because our common stock is not listed on a major stock market, many investors may not be willing or allowed to purchase it or may demand steep discounts. Sufficient additional financing may not be available to us or may be available only on terms that would result in further dilution to the current owners of our common stock.

We expect to raise additional capital during 2009 but we do not have any firm commitments for additional funding.  If we are unsuccessful in raising additional capital, or the terms of raising such capital are unacceptable, we may have to modify our business plan and/or significantly curtail our planned activities and other operations.

Failure to effectively manage our growth could place strains on our managerial, operational and financial resources and could adversely affect our business and operating results.

Our growth has placed, and is expected to continue to place, a strain on our managerial, operational and financial resources. Further, if our subsidiary’s business grows, we will be required to manage multiple relationships. Any further growth by us or our subsidiary, or an increase in the number of our strategic relationships will increase this strain on our managerial, operational and financial resources. This strain may inhibit our ability to achieve the rapid execution necessary to implement our business plan, and could have a material adverse effect upon our financial condition, business prospects and operations and the value of an investment in our company.

Risks Relating to Our Research and Development Business

There are substantial inherent risks in attempting to commercialize new technological applications, and, as a result, we may not be able to successfully develop products or technology for commercial use.

Our company conducts research and development of products in numerous technological and medical fields. Our research scientists are working on developing technology in various stages. However, commercial feasibility and acceptance of such product candidates are unknown. Scientific research and development requires significant amounts of capital and takes an extremely long time to reach commercial viability, if at all. To date, our research and development projects have not produced commercially viable applications, and may never do so. During the research and development process, we may experience technological barriers that we may be unable to overcome. Because of these uncertainties, it is possible that none of our product candidates will be successfully developed. If we are unable to successfully develop products or technology for commercial use, we will be unable to generate revenue or build a sustainable or profitable business.

We will need to achieve commercial acceptance of our applications to generate revenues and achieve profitability.

Even if our research and development yields technologically feasible applications, we may not successfully develop commercial products, and even if we do, we may not do so on a timely basis. If our research efforts are successful on the technology side, it could take at least several years before this technology will be commercially viable. During this period, superior competitive technologies may be introduced or customer needs may change, which will diminish or extinguish the commercial uses for our applications. We cannot predict when significant commercial market acceptance for our products will develop, if at all, and we cannot reliably estimate the projected size of any such potential market. If markets fail to accept our products, we may not be able to generate revenues from the commercial application of our technologies. Our revenue growth and achievement of profitability will depend substantially on our ability to introduce new accepted by customers. If we are unable to cost-effectively achieve acceptance of our technology by customers, or if the associated products do not achieve wide market acceptance, our business will be materially and adversely affected.

We will need to establish additional relationships with collaborative and development partners to fully develop and market our products.

We do not possess all of the resources necessary to develop and commercialize products on a mass scale that may result from our technologies. Unless we expand our product development capacity and enhance our internal marketing, we will need to make appropriate arrangements with collaborative partners to develop and commercialize current and future products.

Collaborations may allow us to:

●	generate cash flow and revenue;

●	offset some of the costs associated with our internal research and development, preclinical testing, clinical trials and manufacturing;

●	seek and obtain regulatory approvals faster than we could on our own; and

●	successfully commercialize product candidates.

If we do not find appropriate partners, our ability to develop and commercialize products could be adversely affected. Even if we are able to find collaborative partners, the overall success of the development and commercialization of product candidates in those programs will depend largely on the efforts of other parties and is beyond our control. In addition, in the event we pursue our commercialization strategy through collaboration, there are a variety of attendant technical, business and legal risks, including:

●	a development partner would likely gain access to our proprietary information, potentially enabling the partner to develop products without us or design around our intellectual property;

●
we may not be able to control the amount and timing of resources that our collaborators may be willing or able to devote to the development or commercialization of our product candidates or to their marketing and distribution; and

●
disputes may arise between us and our collaborators that result in the delay or termination of the research, development or commercialization of our product candidates or that result in costly litigation or arbitration that diverts our management’s resources.

The occurrence of any of the above risks could impair our ability to generate revenues and harm our business and financial condition.

Clinical trials for our certain product candidates may be lengthy and expensive and their outcome is uncertain.

Certain of our product candidates will be subject to regulatory approval from the United States Food and Drug Administration (“FDA”) or other governmental regulatory agencies. Before obtaining regulatory approval for the commercial sale of such product candidates, we must demonstrate through preclinical testing and clinical trials that such product candidates are safe and effective for use in humans. Conducting clinical trials is a time consuming, expensive and uncertain process and may take years to complete. Historically, the results from preclinical testing and early clinical trials have often not been predictive of results obtained in later clinical trials. Frequently, drugs or products that have shown promising results in preclinical or early clinical trials subsequently fail to establish sufficient safety and efficacy data necessary to obtain regulatory approval. At any time during the clinical trials, we, the participating institutions or FDA might delay or halt any clinical trials for our product candidates for various reasons, including:

●	ineffectiveness of the product candidate;

●	discovery of unacceptable toxicities or side effects;

●	development of disease resistance or other physiological factors;

●	delays in patient enrollment; or

●	other reasons that are internal to the businesses of our potential collaborative partners, which reasons they may not share with us.

The results of the clinical trials may fail to demonstrate the safety or effectiveness of our product candidates to the extent necessary to obtain regulatory approval or such that commercialization of our product candidates is worthwhile. Any failure or substantial delay in successfully completing clinical trials and obtaining regulatory approval for our product candidates could severely harm our business.

We expect to rely on third parties to manufacture our product candidates and our business will suffer if they do not perform.

We do not expect to manufacture many of our products and will engage third party contractors to provide manufacturing services.  If our contractors do not operate in accordance with regulatory requirements and quality standards, our business will suffer. We expect to use or rely on components and services that are provided by sole source suppliers. The qualification of additional or replacement vendors is time consuming and costly. If a sole source supplier has significant problems supplying our products, our sales and revenues will be hurt until we find a new source of supply.

We expect to rely on third parties for the worldwide marketing and distribution of our product candidates, who may not be successful in selling our products.

We currently do not have adequate resources to market and distribute any products worldwide and expect to engage third party marketing and distribution companies to perform these tasks. While we believe that distribution partners will be available, we cannot assure you that the distribution partners, if any, will succeed in marketing our products on a global basis. We may not be able to maintain satisfactory arrangements with our marketing and distribution partners, who may not devote adequate resources to selling our products. If this happens, we may not be able to successfully market our products, which would decrease or eliminate our ability to generate revenues.

We may not be successful at marketing and selling HealthAmerica’s technology or products.

We effectively acquired the assets of our subsidiary, HealthAmerica, on October 20, 2008. HealthAmerica owns patents and technology related to medical record bar coding and magnetic resonance imaging (MRI) and systems employing its technology have been previously commercially sold and operated.  HealthAmerica’s technology was developed years ago and no significant operations and no commercial sales have occurred within the last four years.  As a result, the HealthAmerica technology may be outdated by recent technology developments.  As of the date of this prospectus we have not devoted any substantial effort or resources to the development of HealthAmerica’s products or technology.   We may not be able to market and sell the HealthAmerica technology or products and any financial or research efforts we exert to develop, commercialize or promote such products may not result in revenue or earnings.  On an annual basis we will evaluate whether there is any impairment of the acquired HealthAmerica assets and, if so, future impairment charges may need to be recorded.

We may lose out to larger and better-established competitors.

The medical device and biotechnology industries are intensely competitive. Most of our competitors have significantly greater financial, technical, manufacturing, marketing and distribution resources as well as greater experience in the medical device industry than we have. The particular medical conditions, illnesses or diseases our product lines are intended to address can also be addressed by other medical devices, procedures or drugs. Many of these alternatives are widely accepted by physicians and have a long history of use. Physicians may use our competitors’ products and/or our products may not be competitive with other technologies. If these things happen, our sales and revenues will decline. In addition, our current and potential competitors may establish cooperative relationships with large medical equipment companies to gain access to greater research and development or marketing resources. Competition may result in price reductions, reduced gross margins and loss of market share.

Our products may be displaced by newer technology.

The medical device and biotechnology industries are undergoing rapid and significant technological change. Third parties may succeed in developing or marketing technologies and products that are more effective than those developed or marketed by us, or that would make our technology and products obsolete or non-competitive. Additionally, researchers could develop new surgical procedures and medications that replace or reduce the importance of the procedures that use our products. Accordingly, our success will depend, in part, on our ability to respond quickly to medical and technological changes through the development and introduction of new products. We may not have the resources to do this. If our product candidates become obsolete and our efforts to develop new products do not result in any commercially successful products, our sales and revenues will decline.

We may not have sufficient legal protection against infringement or loss of our intellectual property, and we may lose rights to our licensed intellectual property if diligence requirements are not met.

Our success depends, in part, on our ability to secure and maintain patent protection, to preserve our trade secrets, and to operate without infringing on the patents of third parties. While we intend to protect our proprietary positions by filing United States and foreign patent applications for our important inventions and improvements, domestic and foreign patent offices may not issue these patents.

To date we have filed only provisional patents with respect to our product candidates.  Provisional patents are not reviewed by the USPTO and will not result in the issuance of a patent, unless a regular patent application is filed within one year after the filing of the provisional patent application.  Generally, our provisional patent applications do not contain all of the detailed design and other information required by a regular patent application.  As a result, it may be uncertain whether the description of the invention in a provisional patent meets the “best mode and enablement” requirements for issuance of a patent. Failure to adequately describe the invention may result in the loss of certain claims.  Although we intend to file regular patent applications with respect to each of our product candidates, such filings require substantial expenditures of management time and legal fees.  If we do not have the funds or resources to prepare, file and maintain patent applications, we could lose proprietary rights to our technology.

Even if we file patent applications and patents are issued, third parties may challenge, invalidate, or circumvent our patents or patent applications in the future. Competitors, many of which have significantly more resources than we have and have made substantial investments in competing technologies, may apply for and obtain patents that will prevent, limit, or interfere with our ability to make, use, or sell our products either in the United States or abroad.

In the United States, patent applications are secret until patents are issued, and in foreign countries, patent applications are secret for a time after filing. Publications of discoveries tend to significantly lag the actual discoveries and the filing of related patent applications. Third parties may have already filed applications for patents for products or processes that will make our products obsolete or will limit our patents or invalidate our patent applications.

We typically require our employees, consultants, advisers and suppliers to execute confidentiality and assignment of invention agreements in connection with their employment, consulting, advisory, or supply relationships with us. They may breach these agreements and we may not obtain an adequate remedy for breach. Further, third parties may gain access to our trade secrets or independently develop or acquire the same or equivalent information.

We could be damaged by product liability claims.

Our products are intended to be used in various clinical or surgical procedures. If one of our products malfunctions or a physician or patient misuses it and injury results to a patient or operator, the injured party could assert a product liability claim against our company. We currently do not have product liability insurance and may not be able to obtain such insurance at a rate that is acceptable to us or at all. Furthermore, even if we can obtain insurance, insurance may not be sufficient to cover all of the liabilities resulting from a product liability claim, and we might not have sufficient funds available to pay any claims over the limits of our insurance. Because personal injury claims based on product liability in a medical setting may be very large, an underinsured or an uninsured claim could financially damage our company.

Risks Relating to our Stock

The Offering price of $0.23 per share is arbitrary.

The Offering price of $0.23 per share has been arbitrarily determined by our management and does not bear any relationship to the assets, net worth or projected earnings of the Company or any other generally accepted criteria of value.

We have no firm commitments to purchase any shares.

We have no firm commitment for the purchase of any shares.  Therefore there is no assurance that a trading market will develop or be sustained.  The Company has not engaged a placement agent or broker for the sale of the shares.  The Company may be unable to identify investors to purchase the shares and may have inadequate capital to support its ongoing business obligations.

All proceeds from the sale of shares offered by the company will be immediately available for use by the company.

There is no minimum offering amount and we have not established an escrow to hold any of the proceeds from the sale of the shares offered by the company.  As a result, all proceeds from the sale of shares offered by the company will be available for immediate use by the company.  The proceeds of the sale may not be sufficient to implement the company’s business strategy.

The sale of the shares of common stock acquired in private placements could cause the price of our common stock to decline.

During 2008, we completed financings in which we issued common stock to certain private investors. The terms of these transactions require that we file registration statements with the Securities and Exchange Commission under which the investors may resell to the public common stock acquired in these transactions.

The selling stockholders under these registration statements may sell none, some or all of the shares of common stock acquired from us. We have no way of knowing whether or when the selling stockholders will sell the shares covered by these registration statements. Depending upon market liquidity at the time, a sale of shares covered by these registration statements at any given time could cause the trading price of our common stock to decline. The sale of a substantial number of shares of our common stock under these registration statements, or anticipation of such sales, could make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect sales.

Our common stock is not listed or trading on any exchange and shareholders may not be able to resell their shares.

Currently our shares of common stock are not listed on any exchange or automated quotation system.  A public market for our shares may never develop.  There can be no assurance that purchaser of our shares will be able to resell their shares at their original purchase price, if at all.

Our common stock is expected to be traded over the counter, which may deprive stockholders of the full value of their shares.

We anticipate that our common stock will be quoted via the OTC Electronic Bulletin Board. If successfully listed on the OTC Electronic Bulletin, our common stock is expected to have fewer market makers, lower trading volumes and larger spreads between bid and asked prices than securities listed on an exchange such as the New York Stock Exchange or the NASDAQ Stock Market. These factors may result in higher price volatility and less market liquidity for the common stock.

A low market price would severely limit the potential market for our common stock.

Our common stock is expected to trade at a price substantially below $5.00 per share, subjecting trading in the stock to certain SEC rules requiring additional disclosures by broker-dealers. These rules generally apply to any non-NASDAQ equity security that has a market price share of less than $5.00 per share, subject to certain exceptions (a “penny stock”). Such rules require the delivery, prior to any penny stock transaction, of a disclosure schedule explaining the penny stock market and the risks associated therewith and impose various sales practice requirements on broker-dealers who sell penny stocks to persons other than established customers and institutional or wealthy investors. For these types of transactions, the broker-dealer must make a special suitability determination for the purchaser and have received the purchaser’s written consent to the transaction prior to the sale. The broker-dealer also must disclose the commissions payable to the broker-dealer, current bid and offer quotations for the penny stock and, if the broker-dealer is the sole market maker, the broker-dealer must disclose this fact and the broker-dealer’s presumed control over the market. Such information must be provided to the customer orally or in writing before or with the written confirmation of trade sent to the customer. Monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. The additional burdens imposed upon broker-dealers by such requirements could discourage broker-dealers from effecting transactions in our common stock.

FINRA sales practice requirements may also limit a stockholders ability to buy and sell our stock.

 In addition to the penny stock rules promulgated by the SEC, which are discussed in the immediately preceding risk factor, FINRA rules require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative low priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives and other information. Under interpretations of these rules, FINRA believes that there is a high probability that speculative low priced securities will not be suitable for at least some customers. FINRA requirements make it more difficult for broker-dealers to recommend that their customers buy our common stock, which may limit the ability to buy and sell our stock and have an adverse effect on the market value for our shares.

An investor’s ability to trade our common stock may be limited by trading volume.

A consistently active trading market for our common stock may not occur on the OTCBB. A limited trading volume may prevent our shareholders from selling shares at such times or in such amounts as they may otherwise desire.

Our company has a concentration of stock ownership and control, which may have the effect of delaying, preventing, or deterring a change of control.

Our common stock ownership is highly concentrated. Through its ownership of shares of our common stock, two shareholders, Tannin J. Fuja, our President, and NFG, Inc., beneficially own 81.5% of our total outstanding shares of common stock before this offering. As a result of the concentrated ownership of the stock, these two stockholders, acting together, will be able to control all matters requiring stockholder approval, including the election of directors and approval of mergers and other significant corporate transactions. This concentration of ownership may have the effect of delaying, preventing or deterring a change in control of our company. It could also deprive our stockholders of an opportunity to receive a premium for their shares as part of a sale of our company and it may affect the market price of our common stock.

We have not voluntarily implemented various corporate governance measures, in the absence of which, shareholders may have more limited protections against interested director transactions, conflicts of interest and similar matters.

 Recent federal legislation, including the Sarbanes-Oxley Act of 2002, has resulted in the adoption of various corporate governance measures designed to promote the integrity of the corporate management and the securities markets. Some of these measures have been adopted in response to legal requirements. Others have been adopted by companies in response to the requirements of national securities exchanges, such as the NYSE or The NASDAQ Stock Market, on which their securities are listed. Among the corporate governance measures that are required under the rules of national securities exchanges and NASDAQ are those that address board of directors’ independence, audit committee oversight and the adoption of a code of ethics. While our Board of Directors has adopted a Code of Ethics and Business Conduct, we have not yet adopted any of these corporate governance measures and, since our securities are not listed on a national securities exchange or NASDAQ, we are not required to do so. It is possible that if we were to adopt some or all of these corporate governance measures, shareholders would benefit from somewhat greater assurances that internal corporate decisions were being made by disinterested directors and that policies had been implemented to define responsible conduct. For example, in the absence of audit, nominating and compensation committees comprised of at least a majority of independent directors, decisions concerning matters such as compensation packages to our senior officers and recommendations for director nominees may be made by a majority of directors who have an interest in the outcome of the matters being decided. Prospective investors should bear in mind our current lack of corporate governance measures in formulating their investment decisions.

Our board of directors has the authority to issue shares of “blank check” preferred stock, which may make an acquisition of our company by another company more difficult.

We have adopted and may in the future adopt certain measures that may have the effect of delaying, deferring or preventing a takeover or other change in control of our company that a holder of our common stock might consider in its best interest. Specifically, our board of directors, without further action by our stockholders, currently has the authority to issue up to 10,000,000 shares of preferred stock and to fix the rights (including voting rights), preferences and privileges of these shares (“blank check” preferred). Such preferred stock may have rights, including economic rights, senior to our common stock. As a result, the issuance of the preferred stock could have a material adverse effect on the price of our common stock and could make it more difficult for a third party to acquire a majority of our outstanding common stock.

Because we will not pay dividends in the foreseeable future, stockholders will only benefit from owning common stock if it appreciates.

We have never paid dividends on our common stock and we do not intend to do so in the foreseeable future. We intend to retain any future earnings to finance our growth. Accordingly, any potential investor who anticipates the need for current dividends from his investment should not purchase our common stock.

There are doubts about our ability to continue as a going concern and if we are unable to continue our business, our shares may have little or no value.

As discussed in Note 2 to the accompanying financial statements as of December 31, 2007 and 2006 and the periods then ended, the company’s ability to become a profitable operating company is dependent upon obtaining financing adequate to fulfill its research and market introduction activities, and achieving a level of revenues adequate to support our cost structure has raised doubts about our ability to continue as a going concern.  We plan to attempt to raise approximately $5 million in additional equity capital by selling shares in this offering and, if necessary through one or more private placement or public offerings.  However, the doubts raised relating to our ability to continue as a going concern may make our shares an unattractive investment for potential investors.  These factors, among others, may make it difficult to raise the necessary amount of capital.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends affecting the financial condition of our business. These forward-looking statements are subject to a number of risks, uncertainties and assumptions, including, among other things:

Factors that might cause these differences include the following:

●	the ability of the company to offer and sell the shares of common stock offered hereby;

●	the integration of multiple technologies and programs;

●	the ability to successfully complete development and commercialization of products and our company’s expectations regarding market growth;

●	the cost, timing, scope and results of ongoing research and development efforts;

●	the ability to successfully complete product research and further development;

●	the volume and profitability of product sales of future products;

●	changes in existing and potential relationships with collaborative partners;

●	the availability, cost, delivery and quality of materials supplied by contract manufacturers;

●	the timing, cost and uncertainty of obtaining regulatory approvals of our products;

●	the ability to obtain substantial additional funding;

●	the ability to develop and commercialize products before competitors that are superior to the alternatives developed by competitors;

●	the ability to retain certain members of management;

●	our expectations regarding research and development expenses and general and administrative expenses;

●	our expectations regarding cash balances, capital requirements, anticipated revenue and expenses, including infrastructure expenses;

●	our belief regarding the validity of our patents and potential litigation; and

●	other factors detailed from time to time in filings with the SEC.

In addition, in this prospectus, we use words such as “anticipate,” “believe,” “plan,” “expect,” “future,” “intend,” and similar expressions to identify forward-looking statements.

We undertake no obligation to update publicly or revise any forward-looking statements, whether as a result of new information, future events or otherwise after the date of this prospectus. In light of these risks and uncertainties, the forward-looking events and circumstances discussed in this prospectus may not occur and actual results could differ materially from those anticipated or implied in the forward-looking statements.

USE OF PROCEEDS

With respect to shares of our common stock that may be offered and sold from time to time by the selling stockholders, we will receive no proceeds from the sale of shares of common stock in this offering.

With respect to up to 15,000,000 shares of common stock to be sold by us, unless we provide otherwise in a supplement to this prospectus, we intend to use the net proceeds from the sale of our securities for general corporate purposes, which may include one or more of the following:

●	working capital;

●	research and development activities;

●	repayment of debt incurred in connection with the acquisition of HealthAmerica; and

●	capital expenditures.

Our management will have broad discretion in the allocation of the net proceeds of any offering. Pending such uses, we intend to invest the net proceeds in short-term, investment grade, interest-bearing securities.

CAPITALIZATION

The following table sets forth our capitalization as of September 30, 2008, and as adjusted to give pro forma effect to (i) the issuance of $1,500,000 in debt and 5,000,000 common shares, at an assumed value of $0.23 per share, in connection with the effective asset acquisition of HealthAmerica, Inc. in October 2008 and (ii) the issuance in October 2008 of 22,000 common shares at $0.50 per share, for net proceeds of $8,250 after issuance costs, and as adjusted to give effect to the issuance of 15,000,000 shares offered hereby at a purchase price of $0.23 per share.

	September 30, 2008	September 30, 2008 (pro forma)	September 30, 2008 (as adjusted)
Current liabilities	$404,094	$404,094	$404,094
Long-term liabilities	-	1,500,000	1,500,000
Minority interest	-	379,541	379,541
Stockholders’ deficit:
Preferred stock	-	-	-
Common stock	45,204	50,226	65,226
Additional paid-in capital	23,336	1,176,564	4,068,145
Accumulated deficit	(313,113)	(970,523)	(970,523)
Total stockholders’ (deficit) equity	(244,573)	256,267	3,162,848
Total capitalization	$159,521	$2,539,902	$5,446,483

 DILUTION

The negative net tangible book value of our company as of September 30, 2008 was ($244,573) or ($0.005) per share of common stock. Net tangible book value per share is determined by dividing the tangible book value of the company (total tangible assets less total liabilities) by the number of outstanding shares of our common stock on September 30, 2008.  After adjusting for the effects of (i) the 5,000,000 common shares issued in October 2008 in connection with the HealthAmerica effective asset  acquisition at an assumed value of $0.23 per share and (ii) the issuance in October 2008 of 22,000 common shares at $0.50 per share, for net proceeds of $8,250 after issuance costs, the pro forma net tangible book value as of September 30, 2008 was $(2,115,864) or ($0.042) per share of common stock, which is a $0.037 decrease in net tangible book value per share.

None of the proceeds from the sale of 5,133,000 shares offered by the selling stockholders will be paid to our company,  Therefore, our net tangible book value will be unaffected by such sales.

Our net tangible book value and our net tangible book value per share, however, will be impacted by the 15,000,000 shares of common stock which may be sold by our company. The amount of dilution will depend on the number of shares sold by our company. The following example shows the dilution to new investors at an assumed offering price of $0.23 per share.  The proforma amounts are based on an estimated per share value of  $0.23 and estimated values of the acquired HealthAmerica assets.  The final actual recording of the transactions may be different than reflected herein once all valuation procedures are completed.

We are registering 15,000,000 shares of common stock for sale by our company.  If all shares are sold at the offering price of $0.23 per share, less potential underwriting discount or commissions equal to ten percent (10%), potential underwriter expenses of two percent (2%), and estimated offering expenses of $129,419, our net tangible book value as of September 30, 2008 would have been $790,717 or approximately $0.012  per share. Such an offering would represent an immediate increase in net tangible book value to existing stockholders of $0.054 per share and an immediate dilution to new stockholders of $0.218 per share. The following table illustrates the per share dilution:

Assumed public offering price per share		$0.23
Net tangible book value per share before this offering	$(0.005)
Decrease attributable to shares issued in HealthAmerica acquisition and shares issued for cash in October 2008	$(0.037)
Increase attributable to new investors	$0.054

Net tangible book value per share after this offering		$0.012

Dilution per share to new stockholders		$0.218

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Our common stock is not currently listed or traded on any exchange or quotation system.  Upon effectiveness of the registration statement of which this prospectus forms a part, we will apply for listing on the OTC Electronic Bulletin Board. We cannot assure that our shares of common stock will be accepted for listing on the OTC Electronic Bulletin Board or that any market for the shares will develop or be sustained.

We have not paid any dividends on our common stock and do not anticipate paying cash dividends in the foreseeable future. We intend to retain any earnings to finance the growth of our business. We cannot assure you that we will ever pay cash dividends. Whether we pay cash dividends in the future will be at the discretion of our Board of Directors and will depend upon our financial condition, results of operations, capital requirements and any other factors that the Board of Directors decides are relevant. See Management’s Discussion and Analysis of Financial Condition and Results of Operations.

Securities Authorized for Issuance Under Equity Compensation Plans

We did not have any equity compensation plans in effect as of the end of our most recent fiscal year ended December 31, 2007. However, on October 23, 2008, our Board of Directors unanimously approved our 2008 Stock Incentive Plan (the “2008 Plan”). The purpose of the 2008 Plan is to retain current, and attract new, employees, directors, consultants and advisors that have experience and ability, along with encouraging a sense of proprietorship and interest in our company’s development and financial success. The Board of Directors believes that option grants and other forms of equity participation are an increasingly important means of retaining and compensating employees, directors, advisors and consultants. The 2008 Plan authorizes us to issue up to 7,500,000 shares of our common stock which represented slightly less than 15% of our outstanding shares at the time the 2008 Plan was adopted. The 2008 Plan allows us to grant tax-qualified incentive stock options, non-qualified stock options and restrictive stock awards to employees, directors and consultants of our company.

DESCRIPTION OF BUSINESS AND PROPERTY

General

Vivakor, Inc. (“Vivakor,” the “Company,” or “we”) is a transdisciplinary research company that develops products in the fields of molecular medicine, electro-optics, biological handling and natural and formulary compounds.  Additional services include providing contract research services for third parties.  Numerous products and technologies have been developed and to date we have filed for 15 USPTO Provisional Patents with the United States Patent and Trademark Office (USPTO) over the past year.  We intend to commercialize such products, after completion of any required regulatory approvals, through one of three methods:  a sale of the technology, licensing of the product to a manufacturer or distributor or, in some cases, by manufacturing, marketing and directly selling the products ourselves or through subsidiaries formed around specific technologies or products.

Our business model is to be a research hub focused on areas that have both an identified scientific need and a substantial market opportunity.  This approach is intended to provide the necessary environment of transdisciplinary collaboration and cross-pollination to advance research. Our company mission is to advance distinct ideas to improve the quality of life for individual patients, researchers, clinicians and consumers.  We believe that the development of substantive technologies and cures for complex human conditions, illnesses and diseases require a sophisticated approach with contribution from many areas of scientific expertise typically requiring a lengthier trajectory to market.    Our research is anchored by our relationship with collaborative partners and product-specific commercialization strategies.  From the commencement of product conception through development, we target specific commercialization strategies and expect to have collaborative partners or licensing arrangements in place for each of our products before completion.  We expect this model to provide several advantages to our shareholders, including a more efficient research and development process and a quicker time to market after completion of development.

Product Research Divisions

Our research efforts have been divided into four primary areas of medical and biotechnological development.  These are:

1.  Molecular Medicine. This division centers on the development of biologically relevant molecules, tests and methods and their application in the practice of medicine.

Vivakor is translating systems biology (genomics, proteomics, metabalomics, etc.) insights of the molecular and cellular basis of disease into commercializable theranostic (diagnostic/therapeutic) products. Vivakor scientists are participants in the discovery and development of new drugs and the early diagnosis of disease states. For example, Vivakor is investigating SNPs (single nucleotide polymorphisms or single point mutations) that give rise to differing response to drugs and supplements or that are linked to human disease conditions. Vivakor is especially focused on conditions and reactions affecting human skin.

This division is developing the following types of products:

●	laser poration (a unique method of gene delivery);

●	microtine dermprint allergy testing;

●	SNP detection (customer-specific genetic markers); and

●	synthetic peptide therapies and synthetic cellular immortalization.

The central aim of the molecular medicine division is cancer detection and wound healing, which we anticipate will lead to the development of customized treatments.  Our research in stem cell biology and nuclear reprogramming is a critical element in this research.

2. Electro-Optics.    This division focuses on the development of biomedical and related consumer products that that incorporate optical and electronic engineering.  We are actively designing, building and testing several new electro-optic devices to reach previously un-served or underserved areas of the biomedical device market.  Products being developed in this area include:

●	VivaSight (USPTO Provisional Patent #61050505) a digital photorefractor that is intended to modernize child vision screening

●
a label free multiplexed clinical biomolecular sensor (CBS) (USPTO Provisional Patent #61044472) for the detection and diagnosis of complex human conditions (cancer, infectious diseases, cardiovascular disease, metabolic disorders, auto immune and inflammatory diseases)

●	multi-spectral imaging devices to examine burn degree and cutaneous melanoma and

●	spectroscopic devices to track wound healing and ear infection.

With the recent acquisition of HealthAmerica’s SLICES™ technology, we are adapting and upgrading this technology to produce enhanced MRI images which we expect will improve MRI resolution while providing additional data such as blood flow velocity in imaged tissues. See Products and Development Status below.  Approval has been granted from Western Institutional Review Board (20080731) to conduct human validation studies of our VivaSight technology on children.  This study is currently being conducted at The University of Iowa Hospitals and Clinics.

3. Biological Handling. Vivakor is developing commercial products for cryogengenic preservation, storage and shipping of biological materials.  We are exploring new techniques to improve methods and products employed for cryogenic preservation, storage and handling.  Our research in this area is leading to the development of products such as:

●	improved cryovials (USPTO Provisional Patent # 61087705; 61044997; 61046706);

●	cryogenic devices for temperature maintenance and sample transport (USPTO Provisional Patent # 61050656; 61050670);

●	a cryogenic biopsy device (Cryopsy);

●	and improved modular cryogenic freezer designs.

4. Natural and Formulary Products.      This division is particularly focused on the investigation, validation and adaptation of medical herbalism or botanical medicine.  We are investigating the healing properties of botanicals and developing supplements and pharmaceutical (both over-the-counter and prescription) products that harness the power of these natural sources.  For example, our scientists are researching certain botanical extracts for their properties in ameliorating the symptoms of the common cold.  This division has conducted a human participant study approved by Western Institutional Review Board 20071809. Products currently being developed in this area include:

●	fruit and vegetable extract for the protection of digestive system

●	fresh fruit and vegetable extract for antioxidant supplements (USPTO Provisional Patent #61093311)

●	jam and jelly formula to contain both antioxidant supplements as well as bone & cartilage supplements for healthy joints (USPTO Provisional Patent #61093311)

Contract Research Services

We also perform contract research and development in molecular biology and devices engineering. This includes contracts to perform several studies to investigate and validate topical product claims.  For example, we have developed a novel TO2PICAL permeability test that measures breathability of topical products.  This test is used to assess cosmetic and cosmaceutical claims of breathability or oxygen permeability.  Contract services in the areas of mechanical engineering, electrical engineering, optical layout, and programming for instrument control and digital image analysis are also offered.

Development Phases and Milestones

Our pathway for development of products follows one of two routes to commercialization.  First is a short-term path in which products for which an expedited regulatory oversight is available are rapidly pushed to the prototype and alpha testing phase.  These projects represent rapidly commercializable technologies and products that will have the potential to generate revenue quickly.  Second is a long-term path in which more involved and complex projects are developed.  These products typically require substantial regulatory oversight or approval.  We anticipate that cash flow generated by the short-term projects will help to fund the long-term projects.  These longer incubating projects characteristically represent breakthrough technologies with more risk but higher revenue potential.  See Risk Factors.

The following table outlines the general phases of development and milestones for each of our product candidates.

VIVAKOR R&D Product Pipeline Steps & Phases

L I C E N S I N G P A R T N E R S C H O S E N	Phase 0	Step 1	Targeted Brainstorming/Idea Generation
		Step 2	Analysis & Protection of Intellectual Property
		Step 3	Idea Selection
	Phase I	Step 4	Apply for Public Monies and Grants
		Step 5	IP Protection Review
		Step 6	Technology Proof-of-concept
		Step 7	Prototype Design & Build
		Step 8	Laboratory (in vitro) Prototype Testing
	Phase II	Step 9	IP Protection Review
		Step 10	Regulatory Documentation and Filing (IRB, IDE, 510K, FDA)
		Step 11	Trial Product Validation using in vivo Model
		Step 12	Small Scale Trial Product Validation using Human Cohort
		Step 13	Statistical Review & Consumer Feedback on Trial Product
		Step 14	Small Scale Alpha-Test & Evaluation of Test Product
	Phase III	Step 15	Field Beta-Test & Evaluation of Test Product
		Step 16	IP Protection Review
		Step 17	Design for Production & Manufacture
		Step 18	Pre-Manufacturing Model Product
		Step 19	Manufacture Tooling & Assembly
		Step 20	Manufactured Product Specification Verification
		Step 21	Product for Sale

Products

Clinical Biomolecular Sensor (CBS) Technology.  Our CBS technology design is based on the ability to enable clinicians and scientists to detect many biological molecules (DNA, RNA, protein) simultaneously and in parallel. Important applications of this technology are found in the research, diagnosis, and treatment of numerous molecular conditions (cancer, infectious disease, autoimmune disorders, heart disease, etc.).  Common applications in cancer related fields include the identification of biomarkers that may be indicative of a particular cancer diagnosis or prognosis.  Biomarkers identified by antibody (Ab) arrays can also be used as surrogate markers of drug response. There is much knowledge to be gained using Ab arrays for the molecular profiling of tumors as a diagnostic tool. The use of complex molecular profiling in the clinic may lead to more comprehensive, accurate and contextualized results than tests based on the assay of a single protein. Our CBS are expected to be fast, convenient, and sensitive enough for clinical use at the bedside or within the immediate clinical point-of-care. CBS results are generated in seconds, rather than after hours of processing in the laboratory. Sensor chips can be designed to be disposable and reusable options will also be explored.  We are currently establishing joint-development partnerships to continue the evolution of this technology which is in Phase I of the development process.

SLICES™.  Our acquisition of HealthAmerica’s SLICES™ technology will provide a technology platform for optimization and adaptation by our scientists.  This patented technology has received FDA 510(k) clearance  and it is intended that this technology will enhance the resolution of images resulting from MRI.  The underlying algorithm may be useful in the determination of blood flow velocity measures in imaged tissues.  Such information would be valuable in accessing areas of blood flow constriction from plaques or other hematologic deposits.  This information could help physicians better diagnose, predict and assess stroke and related diseases involving blood flow obstruction.  Our scientists are attempting to streamline and adapt this algorithm and accompanying software to meet current MRI standards and practices.  See Risk Factors.

VivaSight (Digital PhotoRefractor or DPR). We have developed a device that will modernize screening of pre-verbal and pre-literate children for ocular disorders.  This type of screening is increasingly required by state governments prior to enrollment in the public school system.  Our scientists are collaborating with physicians and clinicians at University of Iowa Hospitals & Clinics Department of Ophthalmology & Visual Sciences to develop a clinic-ready device.

Data from the National Eye Institute (NEI) states that 2.3 million children have undiagnosed eye disorders that can lead to blindness if left untreated.  Amblyopia, commonly known as “lazy eye”, is the leading cause of monocular vision loss in the 20 to 70+ age range.  It causes more vision loss than diabetic retinopathy, glaucoma, macular degeneration, and cataracts. Amblyopia occurs when the optical powers of the two eyes are different and the brain favors the visual signal from one eye, functionally ignoring the vision in the amblyopic eye. According to the NEI, an estimated 300,000 to 750,000 children between the ages of three to five suffer from amblyopia.  Visual acuity develops principally during the pre-school years, from birth to about five years old, as a child’s visual experience molds its genetic blueprint into its adult visual sensory system. If treatment is not initiated during the visual maturation period, the prognosis for normal visual development is poor.  Amblyopia can be reversed and cured if it is detected and treated during the critical visual development period. Unfortunately, less than 21% of preschool children receive some form of vision screening each year. Even those who are screened are often improperly screened by a general health practitioner, pediatrician or screening volunteer due to inadequate experience and lack of equipment or techniques for an assiduous exam. Some children receive proper eye exams once they start school; unfortunately by then it may be too late to effectively treat amblyopia.

Our DPR has been designed with ongoing end-user input to produce a device that will readily penetrate and gain wide acceptance in the vision screening market.  Most importantly our DPR offers all screening programs a low cost device with a high sensitivity and specificity. This device will streamline the screening process by the following: 1) Eliminate recurring cost of Polaroid film, 2) Instantaneously image a subject across two meridians of strabismus and refractive error,  3) Detect improper subject fixation, 4) Digitize and automate the interpretation process, 5) Quantify the image interpretation and adjust the referral criteria based upon screening demographics to achieve predetermined levels of sensitivity and specificity, and 6) Give an instant refer/do not refer response to the screener.  This device is currently in clinical testing and is in Phase II of the development process.

VivaThermic CryoVial Technology. We are actively developing the technologies required for the cryopreservation of diverse biological samples with improved recovery of viable cells post-cryopreservation. Emphasis has been placed on strategies to eliminate the variations and time delays experienced in the current biopsy and tissue preservation procedure by integrating a cryogenic freezing capacity into the biopsy device.

Critical advancements in biological sample preservation are evolving. We have developed specialized cryovials that accommodate an improved method of cryopreservation of cells, blood, and other bio-materials. When cryopreserving biological materials, the rate of cooling is the main factor affecting the cell viability. Material choice and design features of cryovials are critical parameters affecting the cooling rate. Existing cryovials do not allow for rapid freezing. They are usually manufactured from conventional polypropylene which is a poor thermally conductive material. In addition, they offer no special design features to enhance heat transfer.

Our cryovials benefit from better designs and improved use of materials resulting in better performance during the freezing and thawing process. Our cryovials include a unique self-sealing cap feature (USPTO Provisional Patent # 61046706) to prevent leakage, contamination, and explosion. The target markets for our cryovials include clinical laboratories, hospitals, fertility clinics, veterinarians, agribusiness, animal breeding and research laboratories.   This product is in Phase III of the development process and first sales are anticipated in December 2008.

Cryopsy Device.   Our Cryopsy will freeze the tissue specimens to cryogenic temperature below minus 132°C immediately after tumor excision and then transfer the tissue specimens directly to the specimen holder embedded in the freezing chamber. As such, the tissue specimens will be frozen to minus 132° C or below within 1 min after excision. Cryopsy will ensure very minimal time delays so that no significant biochemical alternation occurs in tissues. By freezing the specimens to minus132°C or below, Cryopsy will also stop not only any enzymatic reaction but also all signaling degradation. In this way, Cryopsy will preserve proteins, RNA, and DNA in tissue specimens and provide accurate and repeatable information about signal transduction pathways, molecular drug targets and biomarkers. Moreover, the practice of biopsy will be standardized. Variations in sample size, cooling rate, temperature and time intervals will be minimized and all of the parameters will be held constant over time. Furthermore, Cryopsy will be a user-friendly and hand-held device such that the collection, handling and storage of tissue samples can be done by the physician in the clinic.  This product is in Phase I of the development process.

VivaBlend (USPTO Provisional Patent#61093311). Our proprietary balanced blend of more than 18 different sources of  phytochemical extracts from antioxidant rich bioactive fruits and vegetables tested by the USDA that can be added to many consumer foods, drinks and nutraceuticals as a convenient daily source of important antioxidants and other critical bioactive phytochemicals.  This product is in Phase II of the development process.

RejuviCeuticals (USPTO Provisional Patent #61093311). These are a family of nutraceutical products containing our VivaBlend in combination with other supplements and vitamins for use by people with specific conditions or disease states.  The delivery method of these RejuviCeuticals include foods such as: jams, drinks, chips, etc.  This product is in Phase II of the development process.

VivaGastroProtect.  This is a proprietary brand of dietary supplements to be used for the protection of the digestive system as well as for the prevention of infection and associated gastric ulcers.  This natural extract derived from fruits and vegetables will be delivered in a convenient way to take the supplement.  This product is in Phase I of the development process.

CryoKeeper/Carrier (USPTO Provisional Patent# 61050670). A device designed for the storage and transport of specimens maintaining temperatures at or below -130°C for up to one hour in a room temperature environment.  This product is in Phase II of the development process

VivaPlate (USPTO Provisional Patent# 61048939). Composite multi-well microplate for rapid temperature response.  This product is in Phase I of the development process.

VivaCycler (USPTO Provisional Patent# 61044997). Individually controlled high throughput heating and cooling device.  This product is in Phase I of the development process.

VivAuris (USPTO Provisional Patent #61052204).  This is a stand-alone device able to detect possible ear infection and transmit results of an improving or diminishing condition.  This unit is a hand-held unit, easy to use and affordable.  This product is in Phase II of the development process.

VivaGlobin (USPTO Provisional Patent #61052422). It is known that the degree of skin redness can be indicative of several skin conditions.  This device enables a researcher or clinician to measure and track skin redness for anemia and cutaneous hemoglobin detection.  This product is in Phase II of the development process.

MyDerm (USPTO Provisional Patent# 61051347). My-Derm is a cosmetics color customization system for formulating and dispensing color specific cosmetics.  This product is in Phase II of the development process.

VivaCrop (USPTO Provisional Patent#61053667). Vivakor is currently developing a vegetation health monitor.  This product is in Phase I of the development process.

VivaSwab (USPTO Provisional Patent #61046447& 61046445). Buccal swabs are routinely used to collect DNA or cellular material from the inner cheek.  Vivakor is developing a proprietary swab concept that is biodegradable and biomimetic.  This product is in Phase II of the development process.

Suppliers

We expect to buy materials for our products from a multitude of suppliers, and do not expect to be dependent on any one supplier or group of suppliers. The raw materials used in our products will generally include chemicals, plastics, vitamins, fruits/vegetables, electronic and optical components and biologics, and packaging. We expect that these raw materials will be generally readily available at competitive, stable prices from a number of suppliers. Certain raw materials will be produced under our specifications.  These materials may be limited by supply and may be subject to delays in production and delivery which could delay or interfere with our ability to produce and deliver products.  We intend to closely monitor these materials to maintain adequate supplies.

Seasonality

We do not expect our business to experience seasonality in sales or revenue. However, our products or contract research services may be sold primarily to, or our revenue derived from, researchers, universities, government laboratories and private foundations whose funding is dependent upon grants from government agencies. To the extent that our customers experience increases, decreases or delays in funding arrangements, and to the extent that any of our customers’ activities are slowed, such as during vacation periods or due to delays in the approval of governmental budgets, we may experience fluctuations in sales volumes throughout the year or delays from one period to the next in the recognition of sales.

Competition

We face competition from medical product and biotechnology companies, as well as from universities and non-profit research organizations.   Many emerging medical and biotechnology product companies have corporate partnership arrangements with large, established companies to support the research, development, and commercialization of products that may be competitive with our products. Many of our existing or potential competitors have substantially greater financial, research and development, regulatory, marketing, and production resources than we have. Other companies may develop and introduce products and processes competitive with or superior to those of ours. See Risk Factors.

For our products, an important factor in competition is the timing of market introduction of our products or those of our competitors’ products. Accordingly, the relative speed with which we can develop products, complete the regulatory clearance processes and supply commercial quantities of the products to the market is an important competitive factor. We expect that competition among products cleared for marketing will be based on, among other things, product efficacy, safety, reliability, availability, price, and patent position.

Patents and Proprietary Rights

We regard the establishment of a strong intellectual property position in our technology as an integral part of the development process. We will attempt to protect our proprietary technologies through patents and intellectual property positions in the United States as well as major foreign markets. We have not yet been granted any patents, and have filed to date 15 provisional patents.  Provisional patents are not reviewed by the USPTO and do not result in the issuance of patents.  We must file regular patent applications in order to obtain any long-term proprietary rights in our inventions and technology.  We cannot guarantee that we will have sufficient resources to file patent applications on all of our proprietary inventions, or that if filed, such patent applications will actually result in the issuance of patents.  See Risk Factors.

Even if we were awarded patents, the patent position of biotechnology and medical device firms, including our company, generally is highly uncertain and may involve complex legal and factual questions. Potential competitors may have filed applications, or may have been issued patents, or may obtain additional patents and proprietary rights relating to products or processes in the same area of technology as that used by our company. The scope and validity of these patents and applications, the extent to which we may be required to obtain licenses thereunder or under other proprietary rights, and the cost and availability of licenses are uncertain. We cannot assure you that our patent applications will result in additional patents being issued or that any of our patents will afford protection against competitors with similar technology; nor can we assure you that any of our patents will not be designed around by others or that others will not obtain patents that we would need to license or design around.

We also rely upon unpatented trade secrets. We cannot assure you that others will not independently develop substantially equivalent proprietary information and techniques, or otherwise gain access to our trade secrets, or disclose such technology, or that we can meaningfully protect our rights to our unpatented trade secrets.

We require our employees, consultants, advisers, and suppliers to execute a confidentiality agreement upon the commencement of an employment, consulting or manufacturing relationship with us. The agreement provides that all confidential information developed by or made known to the individual during the course of the relationship will be kept confidential and not disclosed to third parties except in specified circumstances. In the case of employees, the agreements provide that all inventions conceived by the individual will be the exclusive property of our company. We cannot assure you, however, that these agreements will provide meaningful protection for our trade secrets in the event of an unauthorized use or disclosure of such information. See Risk Factors.

Government Regulation

Most aspects of our business and product candidates are subject to some degree of government regulation. As a developer of medical and biotechnology products, we are subject to extensive regulation by, among other governmental entities the FDA.  In addition prior to any sales of our product candidates we will be required to comply with the rules and regulations of state, local and foreign regulatory bodies in jurisdictions in which we desire to sell our products. These regulations govern the introduction of new products, the observance of certain standards with respect to the manufacture, safety, efficacy and labeling of such products, the maintenance of certain records, the tracking of such products and other matters.

Failure to comply with applicable federal, state, local or foreign laws or regulations could subject us to enforcement action, including product seizures, recalls, withdrawal of marketing clearances, and civil and criminal penalties, any one or more of which could have a material adverse effect on our business. We believe that we are in substantial compliance with such governmental regulations. However, federal, state, local and foreign laws and regulations regarding the manufacture and sale of medical devices are subject to future changes. We cannot assure you that such changes will not have a material adverse effect on our company.

For some of our product candidates, and in some countries, government regulation is significant and, in general, there is a trend toward more stringent regulation. In recent years, the FDA and certain foreign regulatory bodies have pursued a more rigorous enforcement program to ensure that regulated businesses like ours comply with applicable laws and regulations. We devote significant time, effort and expense addressing the extensive governmental regulatory requirements applicable to our business. To date, we have not received any notifications or warning letters from the FDA or any other regulatory bodies of alleged deficiencies in our compliance with the relevant requirements, nor have we recalled or issued safety alerts on any of our products. However, we cannot assure you that a warning letter, recall or safety alert, if it occurred, would not have a material adverse effect on our company.

Research and Development

We spent zero and $197,669 on research and development activities in the fiscal year ended December 31, 2007 and for the nine months ended September 30, 2008, respectively.

Employees

As of November 1, 2008, we had seven employees. We consider our relations with our employees to be good.

Description of Property

We currently lease approximately 2,960 square feet of office space at 2590 Holiday Road, Suite 100, Coralville, Iowa, as our principal offices. The current lease term is from August 1, 2008 and ending on July 31, 2010, at a monthly base rent of approximately $3,700 throughout the term. We believe these facilities are in good condition, but that we may need to expand our leased space as our research and development efforts increase or if we decide to manufacture and market any of our product candidates.

MANAGEMENT’S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

 The following discussion of our financial condition and results of operations should be read in conjunction with (i) our audited financial statements as of December 31, 2007 and 2006 and for the fiscal year ended December 31, 2007 and period from November 1, 2006 (inception) through December 31, 2006 and (ii) the unaudited financial statements for the periods ended September 30, 2008 and 2007 that appear elsewhere in this registration statement. This registration statement contains certain forward-looking statements and our future operating results could differ materially from those discussed herein. Certain statements contained in this discussion, including, without limitation, statements containing the words "believes", "anticipates," "expects" and the like, constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the Exchange Act). However, as we will issue “penny stock,” as such term is defined in Rule 3a51-1 promulgated under the Exchange Act, we are ineligible to rely on these safe harbor provisions. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Given these uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements. We disclaim any obligation to update any such factors or to announce publicly the results of any revisions of the forward-looking statements contained herein to reflect future events or developments.  For information regarding risk factors that could have a material adverse effect on our business, refer to the Risk Factors section of this prospectus beginning on page 4.

Plan of Operation

The Company plans on becoming a significant transdisciplinary biomedical/biotechnology company involved in the discovery, development and commercialization of a broad range of medical devices and pharmaceuticals to improve human health.

We intend to develop, manufacture and sell directly or indirectly through collaborative partners, the following types of products:

PRODUCT	R&D PHASE	DESCRIPTION
VivaThermic Vials	Phase III	Centrifugable and autoclavable vials for cryopreservation
CryoKeeper/Carrier	Phase II	Device for the storage & transport of specimens at cryogenic temperatures
Vivaplate	Phase I	Composite multi-well microplate for rapid temperature response
VivaCycler	Phase I	Individually controlled high throughput heating and cooling device
VivaSight	Phase II	Digital PhotoRefractor for children's vision screening
VivAuris	Phase II	Device for middle ear redness detection
VivaGlobin	Phase II	Device for anemia and Cutaneous hemoglobin detection
VivaBlend	Phase II	Fresh fruits & vegetables extract for antioxidant supplements
RejuviJam	Phase II	Jam & Jelly with antioxidants and bone & cartilage supplements
VivaGastroProtect	Phase I	Fruits and vegetables extract for the protection of digestive system
MyDerm	Phase II	System & Method for formulating/dispensing color-specific cosmetics
VivaSwab	Phase II	Biodegradable swab for sample collection
VivaCrop	Phase I	Vegetation health monitor
Clinical Biomolecular Sensor	Phase I	In vitro diagnostic device used at the point of care

Sales of our cryovials are expected to commence in the first quarter of 2009.

We also plan to provide contract research and development services in molecular biology, device engineering and other areas.  We commenced providing contract research and development services in the first quarter of 2008.

Liquidity and Capital Resources

At December 31, 2007 we had zero current assets.  Current liabilities at December 31, 2007 totaled $20,500 and consisted of accounts payable in the amount of $2,000 and consulting fees and reimbursements payable to the founding member/stockholder.

At September 30, 2008, we have $6,400 in cash and $28,700 in deposits.  Our current liabilities at September 30, 2008 consist of accounts payable in the amount of $12,638, accrued wages and related expenses of $184,793, advances payable to an officer of $19,461 and advances and note payable to a member/stockholder totaling $96,630 and $90,572, respectively.

We have no material commitments for the next twelve months other than the monthly rental payments of $3,700 on the facilities lease.  We will require additional capital to meet our liquidity needs.  As a result, our independent auditors have expressed substantial doubt about our ability to continue as a going concern.  We anticipate that we will receive sufficient proceeds from investors to continue operations for at least the next twelve months; however, there is no assurance that such proceeds will be received and there are no agreements or understandings currently effect from any potential investors. We may sell common stock, take loans or advances from officers, directors or shareholders or enter into debt financing agreements.

Results of Operations

We did not generate any revenue from November 1, 2006 (inception) to December 31, 2007.  For the year ended December 31, 2007 our expenses were $20,500.  Expenses consisted of consulting fees and reimbursements payable to the founding member/stockholder and administrative expenses.   As a result, we have reported a net loss of $20,500 for the year ended December 31, 2007, which was also our total net loss from inception on November 1, 2006 through December 31, 2007.

During the period from January 1, 2008 through September 30, 2008, our company commenced providing research and development services and internal research and development activities.  Research revenues totaled $194,700 during this period.  For the nine months ended September 30, 2008, the cost of research services provided totaled $122,321 and research and development expenses, which consisted primarily of payroll and related expenses and lab supplies, totaled $197,669.  General and administrative expenses during this period totaled $164,201 and consisted primarily of payroll, and office expenses.  Interest expense totaled $3,122 during the nine months ended September 30, 2008.

Going Concern

The future of our company is dependent upon its ability to obtain financing and upon future profitable operations from the sale of its products and services.  Management has plans to seek additional capital through a private placement and public offering of its common stock. These conditions raise substantial doubt about our company's ability to continue as a going concern.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to investors.

Critical Accounting Policies

Our financial statements and accompanying notes have been prepared in accordance with United States generally accepted accounting principles applied on a consistent basis. The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods.

We regularly evaluate the accounting policies and estimates that we use to prepare our financial statements. In general, management's estimates are based on historical experience, on information from third party professionals, and on various other assumptions that are believed to be reasonable under the facts and circumstances. Actual results could differ from those estimates made by management.

Cash and Cash Equivalents.  The Company considers all highly liquid short-term investments with maturities of less than three months when acquired to be cash equivalents.

Equipment, Furniture and Leasehold Improvements.  Equipment, furniture and leasehold improvements are recorded at cost and depreciated on a straight-line basis over the lesser of their estimated useful lives, ranging from three to seven years, or the life of the lease, as appropriate.

Impairment of Long-Lived Assets Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of the assets to the future net cash flows expected to be generated by such assets. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the discounted expected future net cash flows from the assets.

Revenue Recognition.  The Company recognizes revenue when all four of the following criteria are met: (i) persuasive evidence that an arrangement exists; (ii) delivery of the products and/or services has occurred; (iii) the fees earned can be readily determined; and (iv) collectibility of the fees is reasonably assured. The Company recognizes revenue from research contracts as services are performed under the agreements.

Research and Development and Patent Costs.  All research and development costs, including all related salaries, clinical trial expenses, regulatory expenses and facility costs are charged to expense when incurred. Expenditures related to obtaining and protecting patents are also charged to expense when incurred, and are included in research and development expense.

Loss Per Common Share.  Basic net loss per share is calculated by dividing the net loss by the weighted-average number of common shares outstanding for the period, without consideration for common stock equivalents.

Recent Accounting Developments

In June 2006, the FASB issued Interpretation No. 48, or FIN 48, Accounting for Uncertainty in Income Taxes — an Interpretation of FAS 109. FIN 48 provides clarification for the financial statement measurement and recognition of tax positions that are taken or expected to be taken in a tax return. The Company adopted FIN 48 effective January 1, 2007. The adoption had no impact on the financial statements for the year ended December 31, 2007.

In September 2006, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 157, Fair Value Measurements. SFAS No. 157 establishes a framework for measuring fair value in generally accepted accounting principles (“GAAP”), and expands disclosures about fair value measurements. This Statement is effective for financial statements for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. We adopted SFAS No. 157 on January 1, 2008 and it had an immaterial impact on the financial statements.

In December 2007, the FASB issued SFAS No. 141 (revised 2007), Business Combinations (“FAS 141R), which replaces FASB Statement No. 141. FAS 141R establishes principles and requirements for how an acquirer recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, any noncontrolling interest in the acquiree and the goodwill acquired. The statement also establishes disclosure requirements which will enable users to evaluate the nature and financial effects of the business combination. FAS 141R is effective as of the beginning of an entity’s fiscal year that begins after December 15, 2008, which will be our company’s year beginning January 1, 2009. The Company is currently evaluating the potential impact, if any, of the adoption of FAS 141R on our company’s financial statements.

In December 2007, the FASB issued SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements – amendments of ARB No. 51 (“FAS 160”). FAS 160 states that accounting and reporting for minority interests will be recharacterized as noncontrolling interests and classified as a component of equity. The Statement also establishes reporting requirements that provide sufficient disclosures that clearly identify and distinguish between the interests of the parent and the interests of the noncontrolling owners. FAS 160 applies to all entities that prepare consolidated financial statements, except for not-for-profit organizations, but will affect only those entities that have an outstanding noncontrolling interest in one or more subsidiaries or that deconsolidate a subsidiary. This statement is effective as of the beginning of an entity’s first fiscal year beginning after December 15, 2008, which corresponds to our company’s year beginning January 1, 2009. The company does not expect the adoption of SFAS No. 160 to have a material effect on its financial statements.

Other recent accounting pronouncements issued by the FASB (including its Emerging Issues Task Force) and the AICPA do not or are not believed by management to have a material impact on our company's present or future financial statements.

OUR MANAGEMENT

Directors, Executive Officers, Promoters and Control Persons

Directors

Matthew Nicosia, age 34, has served as a director of our Company since November, 2006.  From 2000 to 2007, prior to joining the Company as Executive Chairman of the Board, Mr. Nicosia was the founder and Chief Executive Officer and currently serves as a director of Dermacia, Inc. While founding Dermacia, Inc., in 2002, Mr. Nicosia, co-founded Quantum Sphere, Inc. and served as a director until 2004.  Mr. Nicosia also currently sits on the Board of Directors and is a principal of Integrity, Equity, and is a director of several private companies. Mr. Nicosia received his Bachelor of Arts degree from Brigham Young University and an MBA degree from Pepperdine University.  Mr. Nicosia has been and currently is an executive officer and director of Dermacia, Inc., a private medical cosmetic company.  In 2008 Dermacia became insolvent and was subject to foreclosure proceedings by its principal creditor.

Dr. Tannin Fuja, PhD, age 32, has served as a director and as Chief Executive Officer of our Company since March, 2008. Prior to joining our company, from 2004 to 2006, Dr. Fuja headed the Molecular and Cell Biology Research Group at the National Center for Voice and Speech, and was a Member of the Scientific Advisory Board for Dermacia, Inc. and served as an adjunct assistant professor in the Department of Speech Pathology and Audiology at the University of Iowa. From 2004 through the present, Dr. Fuja is a Member of the University of Iowa Center on Aging.  From 2005, through the present, Dr. Fuja serves as a Member of the Holden Comprehensive Cancer Center.  From 2006 through the present, Dr. Fuja serves as an Adjunct Professor in the Department of Anatomy and Cell Biology at Carver College of Medicine, University of Iowa. Dr. Fuja received his Bachelors of Science degree from Brigham Young University, a certificate in Human Subject Research Ethics from the University of Washington (Seattle) and his Doctorate in Biological Sciences in the Department of Developmental and Cell Biology from the University of California, Irvine.

Executive Officers

Name	Age	Position
Matthew Nicosia	34	Executive Chairman of the Board
Dr. Tannin Fuja, PhD	32	Chief Executive Officer, President, Chief Scientist
Ed Corrente	47	Chief Financial Officer

Ed Corrente, age 47, is a Certified Public Accountant and has been a consultant to our Company, acting as CFO since March 2008 and became an employee of our company, serving as the Chief Financial Officer since September, 2008.  Prior to joining our company, Mr. Corrente was employed as the Chief Financial Officer of Dermacia, Inc. from October, 2007 to September 2008. From October 2006 to September 2007 he was a consultant to Dermacia acting as an interim CFO.  Between December 2000 and April 2007, Mr. Corrente was the Chief Financial Officer and Vice President of Finance for Thuris Corporation and Accenx Technologies, Inc.  He was previously with Ernst and Young for approximately 16 years, working in its Toronto, Canada and Orange County, California offices.  Mr. Corrente is a member of the American Institute of Certified Public Accountants and the California Society of CPA’s.  Mr. Corrente obtained his Bachelors degree at the University of Toronto, Canada.  Prior to joining our company, Mr. Corrente was the chief financial officer of Dermacia, Inc., a private medical cosmetic company.  In 2008 Dermacia became insolvent and was subject to foreclosure proceedings by its principal creditor.

Key Employees

Dr. YingYing Zhou, PhD, has served as our Cryobiology Program Manager since April, 2008.  Prior to that time, from 2001 to 2007, Dr. Zhou worked for HNI Corporation, where she served as Senior Scientist. From 1996 to 2110 Dr. Zhou was a Graduat Student Researcher for the University of California, Berkley.  Dr. Zhou has over ten years of research experience, five of which have been in research and development, product testing, protocol, and manufacturing process design.  Dr. Zhou received her Bachelor’s and Master’s Degree in Mechanical engineering from Tsinghua University in China and received her Doctorate in Mechanical engineering from the University of California, Berkley.

Dr. M. D. Mostaqul Huq, PhD, has serves as our Molecular Program Manager since May, 2008.  Prior to that time, from 2007 to 2008, Dr. Huq served as Research Associate at the Howard Hughes Medical Institute, University of Michigan, Ann Arbor.  From 2007 through 2008, Dr. Huq served as an Intern Pharmacist at Stadium Pharmacy in Ann Arbor, Michigan.  From 2003 through 2007, Dr. Huq was a Post-Doctoral Fellow at the University of Minnesota School of Medicine.  Dr. Huq received his Bachelor’s of Science Degree and his Master’s of Science Degree in Pharmacy and Pharmaceutical Technology from the University of Dhaka, Dhaka, Bangladesh.  Dr. Huq received his PhD for Osaka University Graduate School of Pharmaceutical Sciences in Osaka, Japan and completed his post Doctoral training at the University of Minnesota Medical School in Minneapolis, Minnesota.

Family Relationships.  There are no family relationships among the directors and executive officers of the company.

Code of Conduct and Ethics.  We have adopted a code of business conduct and ethics that applies to our directors, officers and all employees. The code of business conduct and ethics is posted on our website at www.vivakor.com. The code of business conduct and ethics may be also obtained free of charge by writing to Vivakor, Inc., Attn: Chief Financial Officer, 2590 Holiday Road, Suite 100, Coralville, Iowa 52241.

Executive Compensation

Summary Compensation Table.  The following table sets forth certain information concerning the annual and long-term compensation of our Chief Executive Officer and our other two highest paid executive officers during the last fiscal year (the Named Executives) for the last two fiscal years.

			(a)	(b)	(c)
Name and Principal Position	Year	Salary	Bonus	Option Awards	All Other Compensation	Total Compensation
Dr. Tannin Fuja, PhD	2007	$0	$0	$0	$0	$0
Chief Executive Officer	2006	0	0	0	0	0
President, Chief Scientist

Matt Nicosia	2007	$0	$0	$0	$0	$0
Chairman of the Board	2006	0	0	0	0	0

Ed Corrente	2007	$0	$0	$0	$0	$0
Chief Financial Officer	2006	0	0	0	0	0

Compensation of Other Named Executives.   None of our Named Executive Officers are currently employed under employment agreements

Outstanding Equity Awards at Fiscal Year End.  There were no outstanding equity awards as of December 31, 2007.

 2008 Stock Incentive Plan.  On October 23, 2008, our Board of Directors unanimously approved our 2008 Stock Incentive Plan (the “2008 Plan”). The purpose of the 2008 Plan is to retain current, and attract new, employees, directors, consultants and advisors that have experience and ability, along with encouraging a sense of proprietorship and interest in the Company’s development and financial success. The Board of Directors believes that option grants and other forms of equity participation are an increasingly important means of retaining and compensating employees, directors, advisors and consultants. The 2008 Plan authorizes us to issue up to 7,500,000 shares of our common stock which represented slightly less than 15% of our outstanding shares at the time the 2008 Plan was adopted. The 2008 Plan allows us to grant tax-qualified incentive stock options, non-qualified stock options and restrictive stock awards to employees, directors and consultants of our company.   As of November 1, 2008, no options or awards had been granted under the 2008 Plan.

 Compensation of Non-Employee Directors.  We currently have no non-employee directors and no compensation was paid to non-employee directors in the fiscal year ended December 31, 2007.  We intend during 2009 to identify qualified candidates to serve on the Board of Directors and to develop a compensation package to offer to members of the Board of Directors and its Committees.

Audit, Compensation and Nominating Committees

As noted above, we intend to apply for listing our common stock on the OTC Electronic Bulletin Board, which does not require companies to maintain audit, compensation or nominating committees. Considering the fact that we are an early stage company, we do not maintain standing audit, compensation or nominating committees. The functions typically associated with these committees are performed by the entire Board of Directors which currently consists of three members, none of whom is considered independent.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Security Ownership of Principal Stockholders, Directors, Nominees and Executive Officers and Related Stockholder Matters

The following table sets forth, as of November 1, 2008, certain information with respect to the beneficial ownership of shares of our common stock by: (i) each person known to us to be the beneficial owner of more than 5 percent of our outstanding shares of common stock, (ii) each director or nominee for director of our Company, (iii) each of the Named Executives (see “Executive Compensation – Summary Compensation Table”), and (iv) our directors and executive officers as a group.   Unless otherwise indicated, the address of each shareholder is c/o our company at 2590 Holiday Road, Suite 100, Coralville, Iowa 52241.

		Number of Shares		Percent of
Beneficial Owner	Address	Beneficially Owned (*)		Class (**)
NFG Inc.		23,980,219	(a)	47.74%
Dr. Tannin Fuja, PhD		16,975,000		33.80%
Matt Nicosia		785,000	(b)	1.56%
Ed Corrente		785,000	(c)	1.56%

All directors and officers as a group		18,545,000		36.92%
(3 persons)

(*)
Beneficial ownership is determined in accordance with the rules of the SEC which generally attribute beneficial ownership of securities to persons who possess sole or shared voting power and/or investment power with respect to those securities. Unless otherwise indicated, voting and investment power are exercised solely by the person named above or shared with members of such person’s household.

(**)
Percent of class is calculated on the basis of the number of shares outstanding on November 1, 2008 (50,225,875), plus the number of shares the person has the right to acquire within 60 days of November 1, 2008.

(a)	All of NFG’s outstanding shares are held by an individual who is neither a director, officer nor employee of our company.

(b)	All 785,000 of such shares are issued in the name of Nicosia Family Trust, of which Mr. Nicosia is a Trustee, but of which he disclaims beneficial ownership.

(c)	This amount includes 300,000 shares in the name of Corrente Family Trust, of which Mr. Corrente is a Trustee, but of which he disclaims beneficial ownership.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

It is our practice and policy to comply with all applicable laws, rules and regulations regarding related-person transactions, including the Sarbanes-Oxley Act of 2002. A related person is an executive officer, director or more than 5% stockholder of Vivakor, including any immediate family members, and any entity owned or controlled by such persons. Our Board of Directors (excluding any interested director) is charged with reviewing and approving all related-person transactions, and a special committee of our Board of Directors is established to negotiate the terms of such transactions. In considering related-person transactions, our Board of Directors takes into account all relevant available facts and circumstances.

Loans and Advances from Affiliates

Through September 30, 2008, a shareholder personally paid Company expenditures (primarily including lab and office equipment and supplies) aggregating $19,461.  The amount payable to the shareholder at September 30, 2008 is noninterest bearing.

On June 30, 2008, our company purchased office and lab furniture and equipment from NFG, Inc., a shareholder, at a total cost of $87,450. NFG financed the equipment with a promissory note that that is secured by the assets purchased. The note bears interest at 14% per annum and is due on December 31, 2008. In the event our company is unable to repay the note when it matures, NFG has the option to convert the note into shares of our common stock with piggyback registration rights. The number of shares to be issued would be equal to the outstanding principal plus accrued and unpaid interest divided by 80% of the average stock price during the 30 days prior to maturity.  Our Board of Directors believes that the loan was on terms that are fair and reasonable to our company and no less favorable than those that would be available from an unaffiliated third party in an arms’-length transaction.

Through September 30, 2008, NFG advanced or paid Company expenditures (primarily including payroll, legal fees, lab and office equipment and supplies) aggregating $96,630. This amount payable to NFG at September 30, 2008 is noninterest bearing.

Acquisition of HealthAmerica

On October 20, 2008, we effectively acquired the assets (patents and technology related to medical record bar coding and magnetic resonance imaging (MRI) systems) of HealthAmerica, Inc., a company that has had no significant operations, within the last four years, by acquiring 25,000,000 shares of its common stock in exchange for (i) a promissory note in the principal amount of $1,500,000 bearing interest at 4% per annum and (ii) 5,000,000 shares of our common stock.  Certain officers, directors and affiliates of our company, directly or indirectly, were shareholders of HealthAmerica and received shares of our common stock in exchange for their HealthAmerica shares.  Affiliates of our company owned or controlled, directly or indirectly1,085,000 shares of HealthAmerica common stock, representing approximately 21.7% of HealthAmerica’s outstanding shares prior to acquisition.

Director Independence

Our Board of Directors has adopted the definition of “independence” as described under the Sarbanes-Oxley Act of 2002 (Sarbanes-Oxley) Section 301, Rule 10A-3 under the Securities Exchange Act of 1934 (the Exchange Act) and NASDAQ Rules 4200 and 4350. Our Board of Directors has determined that none of its members meet the independence requirements.

DESCRIPTION OF CAPITAL STOCK

Authorized and Issued Stock
	Number of Shares at November 1, 2008
Title of Class	Authorized	Outstanding	Reserved
Common stock, $0.001 par value per share	242,500,000	50,225,875	7,500,000*

Preferred Stock, $0.001 par value per share	10,000,000	0	0
 ___________________
* Reserved for issuances and awards under the 2008 Stock Incentive Plan.

Common stock

Dividends.  Each share of common stock is entitled to receive an equal dividend, if one is declared, which is unlikely. We have never paid dividends on our common stock and do not intend to do so in the foreseeable future. We intend to retain any future earnings to finance our growth. See Risk Factors.

Liquidation.  If our company is liquidated, any assets that remain after the creditors are paid, and the owners of preferred stock receive any liquidation preferences, will be distributed to the owners of our common stock pro-rata.

Voting Rights.  Each share of our common stock entitles the owner to one vote. There is no cumulative voting. A simple majority can elect all of the directors at a given meeting and the minority would not be able to elect any directors at that meeting.

Preemptive Rights.  Owners of our common stock have no preemptive rights. We may sell shares of our common stock to third parties without first offering it to current stockholders.

Redemption Rights.  We do not have the right to buy back shares of our common stock except in extraordinary transactions such as mergers and court approved bankruptcy reorganizations. Owners of our common stock do not ordinarily have the right to require us to buy their common stock. We do not have a sinking fund to provide assets for any buy back.

Conversion Rights.  Shares of our common stock cannot be converted into any other kind of stock except in extraordinary transactions, such as mergers and court approved bankruptcy reorganizations.

Preferred Stock

Our articles of incorporation authorize our board of directors to issue “blank check” preferred stock. The board of directors may divide this stock into series and set their rights. The board of directors may, without prior stockholder approval, issue any of the 10,000,000 shares of preferred stock with dividend, liquidation, conversion, voting or other rights which could adversely affect the relative voting power or other rights of the common stock. Preferred stock could be used as a method of discouraging, delaying, or preventing a take-over of our company. If we do issue preferred stock in the future, it could have a dilutive effect upon the common stock. See Risk Factors.

Nevada Anti-Takeover Laws

Some features of the Nevada Revised Statutes (NRS), which are further described below, may have the effect of deterring third parties from making takeover bids for control of our company or may be used to hinder or delay a takeover bid. This would decrease the chance that our stockholders would realize a premium over market price for their shares of common stock as a result of a takeover bid.

Acquisition of Controlling Interest.  The Nevada Revised Statutes contain a provision governing Acquisition of Controlling Interest. This law provides generally that any person or entity that acquires 20% or more of the outstanding voting shares of a publicly-held Nevada corporation in the secondary public or private market may be denied voting rights with respect to the acquired shares, unless a majority of the disinterested stockholders of the corporation elects to restore such voting rights in whole or in part. The control share acquisition act provides that a person or entity acquires control shares whenever it acquires shares that, but for the operation of the control share acquisition act, would bring its voting power within any of the following three ranges:

(a)	20 to 33 1/3%,

(b)	33 1/3 to 50%, or

(c)	more than 50%.

A control share acquisition is generally defined as the direct or indirect acquisition of either ownership or voting power associated with issued and outstanding control shares. The stockholders or board of directors of a corporation may elect to exempt the stock of the corporation from the provisions of the control share acquisition act through adoption of a provision to that effect in the articles of incorporation or bylaws of the corporation. Our articles of incorporation and bylaws do not exempt our common stock from the control share acquisition act.

The control share acquisition act is applicable only to shares of “Issuing Corporations” as defined by the act.  An “Issuing Corporation” is a Nevada corporation, which:

(a)	has 200 or more stockholders, with at least 100 of such stockholders being both stockholders of record and residents of Nevada; and

(b)	does business in Nevada directly or through an affiliated corporation.

At this time, we do not have 100 stockholders of record resident of Nevada nor do we do business in Nevada directly or through an affiliated corporation. Therefore, the provisions of the control share acquisition act do not apply to acquisitions of our shares and will not until such time as these requirements have been met. At such time as they may apply to us, the provisions of the control share acquisition act may discourage companies or persons interested in acquiring a significant interest in or control of our company, regardless of whether such acquisition may be in the interest of our stockholders.

Combination with Interested Stockholder.  The Nevada Combination with Interested Stockholders Statute may also have an effect of delaying or making it more difficult to effect a change in control of our company. This statute prevents an interested stockholder and a resident domestic Nevada corporation from entering into a combination, unless certain conditions are met. The statute defines combination to include any merger or consolidation with an interested stockholder, or any sale, lease, exchange, mortgage, pledge, transfer or other disposition, in one transaction or a series of transactions with an interested stockholder having:

(a)	an aggregate market value equal to 5 percent or more of the aggregate market value of the assets of the corporation;

(b)	an aggregate market value equal to 5 percent or more of the aggregate market value of all outstanding shares of the corporation; or

(c)	representing 10 percent or more of the earning power or net income of the corporation.

An interested stockholder means the beneficial owner of 10 percent or more of the voting shares of a resident domestic corporation, or an affiliate or associate thereof. A corporation affected by the statute may not engage in a combination within three years after the interested stockholder acquires its shares unless the combination or purchase is approved by the board of directors before the interested stockholder acquired such shares. If approval is not obtained, then after the expiration of the three-year period, the business combination may be consummated with the approval of the board of directors or a majority of the voting power held by disinterested stockholders, or if the consideration to be paid by the interested stockholder is at least equal to the highest of:

(a)
the highest price per share paid by the interested stockholder within the three years immediately preceding the date of the announcement of the combination or in the transaction in which he became an interested stockholder, whichever is higher;

(b)	the market value per common share on the date of announcement of the combination or the date the interested stockholder acquired the shares, whichever is higher; or

(c)	if higher for the holders of preferred stock, the highest liquidation value of the preferred stock.

Limitations on Stockholder Actions

Chapter 78 of the Nevada Revised Statutes ("NRS") provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he is not liable pursuant to NRS Section 78.138 or acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. NRS Chapter 78 further provides that a corporation similarly may indemnify any such person serving in any such capacity who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit if he is not liable pursuant to NRS Section 78.138 or acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the court or other court of competent jurisdiction in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court or other court of competent jurisdiction shall deem proper.

Our bylaws provide that it may indemnify its officers, directors, agents and any other persons to the fullest extent permitted by the NRS.

SELLING STOCKHOLDERS

The following table presents information regarding the selling stockholders and the shares that may be sold by them pursuant to this prospectus. See also Security Ownership of Certain Beneficial Owners and Management.

Name	Number of Shares of Common stock Beneficially Owned Prior to Offering(1)	Number of Shares of Common Stock Being Offered	Shares of Common Stock Beneficially Owned After the Offering(1)	Percentage Beneficially Owned After the Offering
IME Capital LLC	1,000,000	1,000,000	0	0%
William James & Associates Inc.	935,000	935,000	0	0%
Nicosia Family Trust	785,000	785,000	0	0%
Juris Equity Holdings, LLC	715,000	715,000	0	0%
Richard A. Taulli	715,000	715,000	0	0%
Corrente Family Trust	785,000	300,000	485,000	*
Charles Richard Maxfield	50,000	50,000	0	0%
Neal Bhatia	116,625	56,000	60,625	*
Craig Geers	85,625	25,000	60,625	*
David Wayne Strader	50,000	50,000	0	0%
Kyle H. Swenson	50,000	50,000	0	0%
Darin Glauner	41,250	41,250	0	0%
Charmel Buhl	30,000	30,000	0	0%
Angie Gautschi	25,000	25,000	0	0%
Michael Gross	25,000	25,000	0	0%
NS Printing Inc.	22,500	22,500	0	0%
Triad Holdings Group LLC	22,500	22,500	0	0%
Jim Cox	20,000	20,000	0	0%
Awesome Nancy LLC	11,250	11,250	0	0%
Lewis R. Bowman	11,250	11,250	0	0%
Centurion Marketing Group LLC	11,250	11,250	0	0%
Cort Christie	11,250	11,250	0	0%
D Bar M Stables Inc.	11,250	11,250	0	0%
Excelsior Management LLC	11,250	11,250	0	0%

Name	Number of Shares of Common stock Beneficially Owned Prior to Offering(1)	Number of Shares of Common Stock Being Offered	Shares of Common Stock Beneficially Owned After the Offering(1)	Percentage Beneficially Owned After the Offering
James M. Friend	11,250	11,250	0	0%
Donna Ganow	11,250	11,250	0	0%
Robert Garcia	11,250	11,250	0	0%
Casey Keen	11,250	11,250	0	0%
Jaimie McKinnis	11,250	11,250	0	0%
Mindmosaic LLC	11,250	11,250	0	0%
Deborah L. Murphy	11,250	11,250	0	0%
NS Enterprises Inc.	11,250	11,250	0	0%
David W. Paredes	11,250	11,250	0	0%
Rico Italia Investments Inc.	11,250	11,250	0	0%
Russell Rogers	11,250	11,250	0	0%
George Patrick Shook	11,250	11,250	0	0%
Pasquale J. Amendolia	11,250	11,250	0	0%
Nick Yocca	10,000	10,000	0	0%
Larry Zimmerman	22,000	22,000	0	0%
Mitch Parker	20,000	20,000	0	0%
	5,739,250	5,133,000	606,250	*

*Less than one percent.

(1)
The number of shares listed in these columns include all shares beneficially owned and all options or warrants to purchase shares held, whether or not deemed to be beneficially owned, by the selling stockholder. The ownership percentages listed in these columns include only shares beneficially owned by the listed selling stockholder. Beneficial ownership is determined in accordance with the rules of the SEC. In computing the percentage of shares beneficially owned by a selling stockholder, shares of common stock subject to options or warrants, or debt convertible into common stock held by that selling stockholder that was exercisable on or within 60 days after November 1, 2008, were deemed outstanding for the purpose of computing the percentage ownership of that selling stockholder. The ownership percentages are calculated assuming that 50,225,875 shares of common stock were outstanding on November 1, 2008.

PLAN OF DISTRIBUTION

By Selling Stockholders

The selling stockholders and any of its pledgees, donees, transferees, assignees and successors-in-interest may, from time to time, sell any or all of its shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholder may use any one or more of the following methods when selling shares:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits investors;

●	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	to cover short sales made after the date that this Registration Statement is declared effective by the Commission;

●	broker-dealers may agree with the selling stockholder to sell a specified number of such shares at a stipulated price per share;

●	a combination of any such methods of sale; and

●	any other method permitted pursuant to applicable law.

The selling stockholder may also sell shares under Rule 144 promulgated under the Securities Act, or another exemption from the registration requirements under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholder (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated.

The selling stockholders may from time to time pledge or grant a security interest in some or all of the Shares owned by it and, if it defaults in the performance of their secured obligations, the pledgees or secured parties may offer and sell shares of common stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

Upon the company being notified in writing by a selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of common stock through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing (i) the name of each such selling stockholder and of the participating broker-dealer(s), (ii) the number of shares involved, (iii) the price at which such the shares of common stock were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and (vi) other facts material to the transaction. In addition, upon the company being notified in writing by a selling stockholder that a donee or pledgee intends to sell more than 500 shares of common stock, a supplement to this prospectus will be filed if then required in accordance with applicable securities law.

The selling stockholder also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Because the selling stockholder may be deemed to be an underwriter within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, that can be attributed to the sale of Securities will be paid by the selling stockholder and/or the purchasers. The selling stockholder has represented and warranted to the company that it acquired the securities subject to this registration statement in the ordinary course of the selling stockholder’s business and, at the time of its purchase of such securities the selling stockholder had no agreements or understandings, directly or indirectly, with any person to distribute any such securities.

The company has advised the selling stockholders that it may not use shares registered on this Registration Statement to cover short sales of common stock made prior to the date on which this Registration Statement shall have been declared effective by the Commission. If the selling stockholder uses this prospectus for any sale of the common stock, it will be subject to the prospectus delivery requirements of the Securities Act. The selling stockholder will be responsible to comply with the applicable provisions of the Securities Act and Exchange Act, and the rules and regulations thereunder promulgated, including, without limitation, Regulation M, as applicable to such selling stockholder in connection with resales of their respective shares under this Registration Statement.

The company is required to pay all fees and expenses incident to the registration of the shares, but the company will not receive any proceeds from the sale of the common stock by selling stockholders. The company has agreed to indemnify the selling stockholder against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

By Our Company

We are offering up to 15,000,000 shares of Common Stock at a price of $0.23 per share.  We are offering the shares directly to the public until such shares are sold, however, we may terminate the offering prior to that date.  There is no minimum amount of shares that must be sold before we use the proceeds.  Proceeds will not be returned to investors if we sell less than all of the 15,000,000 shares being offered in this prospectus.  The proceeds from the sales of the shares will be paid directly to us promptly following each sale and will not be placed in an escrow account.

The offering will be conducted by Tannin Fuja, our President, Ed Corrente, Our Chief Financial Officer and Matt Nicosia, our Chairman.  Under Rule 3a 4-1 of the Securities Exchange Act an issuer may conduct a direct offering of its securities without registration as a broker/dealer.  Such offering may be conducted by officers who perform substantial duties for or on behalf of the issuer otherwise than in connection with securities transactions and who were not brokers or dealers or associated persons of brokers or dealers within the preceding 12 months and who have not participated in selling an offering of securities for any issuer more that once every 12 months, with certain exceptions.

Furthermore, such persons may not be subject to a statutory disqualification under Section 3(a)(39) of the Securities Exchange Act and may not be compensated in connection with securities offerings by payment of commission or other remuneration based either directly or indirectly on transactions in securities and  at the time of offering our shares may not be associated persons of a broker or dealer.  Messrs. Fuja, Corrente and Nicosia will meet these requirements.

How to Invest :

Subscriptions for purchase of shares offered by this prospectus can be made by completing, signing and delivering to us, the following:

1)           an executed copy of the Subscription Agreement, available from the company; and

2)           a check payable to the order of Vivakor, Inc. in the amount of $0.23 for each share you want to purchase.

OTC Electronic Bulletin Board Considerations

The OTC Electronic Bulletin Board is separate and distinct from the NASDAQ stock market and other stock exchanges. NASDAQ has no business relationship with issuers of securities quoted on the OTC Electronic Bulletin Board. The SEC’s order handling rules, which apply to NASDAQ-listed securities, do not apply to securities quoted on the OTC Electronic Bulletin Board.

Although the NASDAQ stock market has rigorous listing standards to ensure the high quality of its issuers, and can delist issuers for not meeting those standards, the OTC Electronic Bulletin Board has no listing standards. Rather, it is the market maker who chooses to quote a security on the system, files the application, and is obligated to comply with keeping information about the issuer in its files. The FINRA cannot deny an application by a market maker to quote the stock of a company. The only requirement for inclusion in the OTC Electronic Bulletin Board is that the issuer be current in its reporting requirements with the SEC.

Investors must contact a broker-dealer to trade OTC Electronic Bulletin Board securities. Investors do not have direct access to the bulletin board service. For bulletin board securities, there only has to be one market maker.

Bulletin board transactions are conducted almost entirely manually. Because there are no automated systems for negotiating trades on the bulletin board, they are conducted via telephone. In times of heavy market volume, the limitations of this process may result in a significant increase in the time it takes to execute investor orders. Therefore, when investors place market orders — an order to buy or sell a specific number of shares at the current market price — it is possible for the price of a stock to go up or down significantly during the lapse of time between placing a market order and getting execution.

Because bulletin board stocks are usually not followed by analysts, there may be lower trading volume than for NASDAQ-listed securities.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Section 78.138 of the NRS (“Section 78.138”) provides that directors and officers of Nevada corporations may, under certain circumstances, be indemnified against expenses (including attorneys’ fees) and other liabilities actually and reasonably incurred by them as a result of any suit brought against them in their capacity as a director or officer, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if they had no reasonable cause to believe their conduct was unlawful. Section 78.138 also provides that directors and officers may also be indemnified against expenses (including attorneys’ fees) incurred by them in connection with a derivative suit if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made without court approval if such person was adjudged liable to the corporation.

Article XI, Section 43 of our bylaws contains provisions which require that our company indemnify its officers, directors, employees and agents, in substantially the same language as Section 78.7502.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to the directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a directors, officers or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

LEGAL OPINION

The validity of the shares offered hereby has been passed upon for us by Wilson, Haglund & Paulsen, P.C.

EXPERTS

The consolidated financial statements included in this prospectus for the year ended December 31, 2007 and period from November 1, 2006 (inception) to December 31, 2006 have been audited by McGladrey & Pullen, LLP, an independent registered public accounting firm, to the extent and for the periods set forth in their report appearing elsewhere herein and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

INTERESTS OF NAMED EXPERTS AND COUNSEL

Christopher A. Wilson, Esq., a partner in the law firm of Wilson, Haglund & Paulsen, P.C., indirectly owns 715,000 shares of our common stock, received in exchange for his shares of HealthAmerica common stock.

ADDITIONAL INFORMATION

We will be subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, and will file reports, proxy statements and other information with the SEC. These reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549 and at the SEC’s regional offices located at the Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 233 Broadway, New York, New York 10279. You can obtain copies of these materials from the Public Reference Section of the SEC upon payment of fees prescribed by the SEC. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC’s Web site contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of that site is http://www.sec.gov.

We have filed a Registration Statement on Form S-1 with the SEC under the Securities Act of 1933, as amended, with respect to the securities offered in this prospectus. This prospectus, which is filed as part of a Registration Statement, does not contain all of the information set forth in the Registration Statement, some portions of which have been omitted in accordance with the SEC’s rules and regulations. Statements made in this prospectus as to the contents of any contract, agreement or other document referred to in this prospectus are not necessarily complete and are qualified in their entirety by reference to each such contract, agreement or other document which is filed as an exhibit to the Registration Statement. The Registration Statement may be inspected without charge at the public reference facilities maintained by the SEC, and copies of such materials can be obtained from the Public Reference Section of the SEC at prescribed rates. You may also obtain additional information regarding the company on our website, located at http://www.vivakor.com.

VIVAKOR, INC.

REPORT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

To the Board of Directors
Vivakor, Inc. (f/k/a NGI Holdings, LLC)
Coralville, Iowa

We have audited the accompanying balance sheets of Vivakor, Inc. (f/k/a NGI Holdings, LLC) as of December 31, 2007 and 2006, and the related statements of operations, statement of member’s equity (deficit) and cash flows for the year ending December 31, 2007 and the period from November 1, 2006 (date of inception) to December 31, 2006. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company’s ability to become a profitable operating company is dependent upon obtaining financing adequate to fulfill its research and market introduction activities, and achieving a level of revenues adequate to support the Company’s cost structure. This raises substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 2 to the financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.
In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Vivakor, Inc. (f/k/a NGI Holdings, LLC) as of December 31, 2007 and 2006, and the results of its operations and its cash flows for the year ending December 31, 2007 and the period from November 1, 2006 (date of inception) to December 31, 2006, in conformity U.S. generally accepted accounting principles.

/s/ McGladrey & Pullen, LLP

Cedar Rapids, Iowa
November 24, 2008

Vivakor, Inc. Balance Sheets December 31, 2007 and 2006
Assets	2007	2006

Current assets
Total current assets	$-	$-

Total assets	$-	$-

Liabilities and Member's Equity (Deficit)

Current liabilities
Amount payable to member	$18,500	$-
Accounts payable	2,000	-
Total current liabilities	20,500	-

Member's equity (deficit):
Accumulated deficit	(20,500)	-
Total member's equity (deficit)	(20,500)	-

Total liabilities and member's equity (deficit)	$-	$-

See Notes to Financial Statements.

Vivakor, Inc. Statements of Operations Year ended December 31, 2007 and period from November 1, 2006 (inception) through December 31, 2006

	2007	2006

Operating Expenses
General and administrative	$20,500	$-

Operating loss and loss before income tax	(20,500)	-

Net (loss)	$(20,500)	$-

See Notes to Financial Statements.

Vivakor, Inc. Statements of Member's Deficit Period from November 1, 2006 (inception) through December 31, 2007

Balance, November 1, 2006 (inception)	$-
Activity in 2006	-
Balance, December 31, 2006	-
Net loss	(20,500)
Balance, December 31, 2007	$(20,500)

See Notes to Financial Statements.

Vivakor, Inc. Statements of Cash Flows Year ended December 31, 2007 and period from November 1, 2006 (inception) through December 31, 2006

	2007	2006

Operating Activities
Net loss	$(20,500)	$-
Adjustments to reconcile net loss to net cash provided
by operating activities:
Changes in operating assets and liabilities:
Amount payable to member	18,500	-
Accounts payable	2,000	-
Net cash provided by operating activities	-	-

Net change in cash	-	-

Cash, beginning of period	-	-
Cash, end of period	$-	$-

See Notes to Financial Statements.

VIVAKOR, INC.
NOTES TO FINANCIAL STATEMENTS
December 31, 2007 and 2006

1.           Organization and Business

Vivakor, Inc. (the “Company”) is a Nevada corporation based in Coralville, Iowa and is a transdisciplinary biomedical company involved in the discovery, development and commercialization of a broad range of medical devices and pharmaceuticals to improve human health. The Company also performs contract research and development in molecular biology and devices engineering. The Company was originally organized as Genecular Holdings LLC, a Nevada limited liability company on November 1, 2006. On November 3, 2006, the Company changed the name to NGI Holdings, LLC.  On April 30, 2008, the limited liability company was converted into a Nevada corporation and changed its name to Vivakor, Inc.

As of the second quarter 2008, the Company reached operating stage. Therefore, these financial statements have been prepared as an operating stage company rather than a development stage company.

2.           Summary of Significant Accounting Policies

Basis of Presentation and Management’s Plan

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. This basis of accounting contemplates the recovery of the Company’s assets and the satisfaction of its liabilities in the normal course of business. Since inception, the Company has been engaged in organizational activities, including recruiting personnel and establishing office facilities; research and development; and obtaining financing. The Company’s ability to become a profitable operating company is dependent upon obtaining financing adequate to fulfill its research and market introduction activities, and achieving a level of revenues adequate to support the Company’s cost structure. Management intends to finance research and market introduction primarily from future equity financings and proceeds from research and development services provided to others. However, there can be no assurance that the Company will be able to obtain such financing, which may impact the Company’s ability to continue as a going concern. The accompanying financial statements do on included any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the possible inability of the Company to continue as a going concern.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates.

Member’s Equity (Deficit)

Vivakor, Inc. is a perpetual limited liability company. The Company has one member with 100% ownership and no units issued.

VIVAKOR, INC.
NOTES TO FINANCIAL STATEMENTS
December 31, 2007 and 2006

2.           Summary of Significant Accounting Policies (Continued)

Cash and Cash Equivalents

The Company considers all highly liquid investments with an original maturity of less than three months when purchased to be cash equivalents.

Income Taxes

As a limited liability company, the Company’s taxable loss is allocated to the members in accordance with their respective percentage ownership interests. Therefore, no credit or tax asset related to income tax matters has been included in the financial statements.

Recently Issued Accounting Standards

In June 2006, the FASB issued Interpretation No. 48, of FIN 48, Accounting for Uncertainty in Income Taxes – an Interpretation of FAS 109. FIN 48 provides clarification for the financial statement measurement and recognition of tax positions that are taken or expected to be taken in a tax return. The Company adopted FIN 48 effective January 1, 2007. The adoption had no impact on the financial statements for the year ended December 31, 2007.

In September 2006, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 157, Fair Value Measurements. SFAS No. 157 establishes a framework for measuring fair value in generally accepted accounting principles (“GAAP”), and expands disclosures about fair value measurements. This Statement is effective for financial statements for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. Management does not expect the adoption of SFAS No. 157 to have a material impact on its financial statements.

In December 2007, the FASB issued SFAS No. 141 (revised 2007), Business Combinations (“FAS 141R”), which replaces FASB Statement No. 141. FAS 141R establishes principles and requirements for how an acquirer recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, any noncontrolling interest in the acquiree and the goodwill acquired. The statement also establishes disclosure requirements which will enable users to evaluate the nature and financial effects of the business combination. FAS 141R is effective as of the beginning of an entity’s fiscal year that begins after December 15, 2008, which will be the Company’s year beginning January 1, 2009. The Company is currently evaluating the potential impact, if any, of the adoption of FAS 141R on its financial statements.

In December 2007, the FASB issued SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements – amendments of ARB No. 51 (“FAS 160”). FAS 160 states that accounting and reporting for minority interests will be recharacterized as noncontrolling interests and classified as a component of equity. The Statement also establishes reporting requirements that provide sufficient disclosures that clearly identify and distinguish between the interests of the parent and the interests of the noncontrolling owners. FAS 160 applies to all entities that prepare consolidated financial statements, except for not-for-profit organizations, but will affect only those entities that have an outstanding noncontrolling interest in one or more subsidiaries or that deconsolidate a subsidiary. This statement is effective as of the beginning of an entity’s first fiscal year beginning after December 15, 2008, which corresponds to the Company’s year beginning January 1, 2009. The Company does not expect the adoption of SFAS No. 160 to have a material effect on its financial statements.

VIVAKOR, INC.
NOTES TO FINANCIAL STATEMENTS
December 31, 2007 and 2006

Other recent accounting pronouncements issued by the FASB (including its Emerging Issues Task Force) and the AICPA do not or are not believed by management to have a material impact on the Company’s present or future financial statements.

3.           Related Party Transactions

During 2007, the founding member incurred certain costs on behalf of the Company and provided certain consulting and advisory services all aggregating $18,500.

4.           Subsequent Events

In March 2008, the Company hired 6 employees; a number of which were granted membership interests aggregating less than 1%. The membership interests were valued at $120, which was recorded as compensation expense.  As noted below, these interests were converted into 120,000 common shares (291,000 post-split) upon the Company’s conversion from an LLC to a corporation

In connection with the Company’s conversion from a limited liability company to a corporation on April 30, 2008, the Company issued 44,862,500 (post-split) shares of common stock to the founding member and the founding member forgave the $18,500 liability it was owed at December 31, 2007. The Company also issued 291,000 (post-split) shares to certain employees, based on their respective percentage interests prior to conversion. Upon the conversion, the Company had authorized 100,000,000 common shares and 10,000,000 preferred shares. Effective September 5, 2008, the Company increased its authorized common shares to 242,500,000 shares and effectuated a stock split such that 2.425 common shares were issued in exchange for each common share outstanding.

The Company adopted a defined contribution 401(k) plan (the “Plan”) covering substantially all employees that meet certain age and service requirements. Employees may contribute up to 80% of their compensation per year (subject to a maximum limit by federal law). The Plan allows for employer matching; however, no employer matching or other contributions have been made.

On June 30, 2008, the Company purchased office and lab furniture and equipment from a stockholder at a total cost of $87,450. The stockholder financed the equipment with a note agreement that that is secured by the assets purchased. The note bears interest at 14% per annum and is due on December 31, 2008. In the event the Company is unable to repay the note when it matures, the note holder has the option to be repaid with common stock with piggyback registration rights. The number of shares to be issued would be equal to the outstanding principal plus accrued and unpaid interest divided by 80% of the average stock price 30 days prior to maturity.

On July 10, 2008, the Company entered into a lease for approximately 3,000 square feet of office and lab space. The lease commences on the later of August 1, 2008 or completion of specified tenant improvements and requires the Company make a $2,500 payment for tenant improvements upon move in, and monthly lease payments of $3,700 through July 10, 2010.

Between April 30, 2008 and October 21, 2008, the Company issued 133,000 shares of common stock at $0.50 per share for aggregate gross proceeds of $66,500.

VIVAKOR, INC.
NOTES TO FINANCIAL STATEMENTS
December 31, 2007 and 2006

4.      Subsequent Events (Continued)

In September 2008, the Board of Directors authorized management to sell up to $5,000,000 in the Company’s capital stock. Management subsequently commenced activities to sell the stock, including signing agreements with various parties to assist in fund raising efforts. The agreements require the Company to pay these parties certain referral or other success fees based on the funds raised.

On October 1, 2008, the Company received notice from the Iowa Department of Economic Development that it has been awarded a $150,000 Demonstration Fund Grant to assist in the development and commercialization of its CryoVial, CryoKeeper and CryoCarrier products. Under the terms of the grant, the Company will receive $2 in grant funds for every $1 in specified expenditures made by the Company. In the event certain events occur, the Company would be required to repay the grant proceeds received plus interest at 6%.

On October 20, 2008 the Company effectively acquired the assets of HealthAmerica, Inc. (“HealthAmerica”), a corporation organized under the laws of the state of Nevada. HealthAmerica has a patented and FDA approved MRI technology as well as a patented medical Bar-coding technology that the Company plans to develop and commercialize. The asset price consisted of 5,000,000 common shares of Vivakor plus a nonrecourse promissory note in the amount of $1,500,000; currently Vivakor owns approximately 84% of the share capital of HealthAmerica. The note, secured by the acquired HealthAmerica stock and all of HealthAmerica’s assets, bears interest at 4% per annum and requires the Company to make monthly payments of $25,000. In addition, every 90 days, the Company is required to make additional note payments equal to 10% of the gross proceeds received from any sales of equity or debt securities, or any sale or licensing of products or technology until all outstanding principal and interest are repaid. As of November 19, 2008, the Company was $75,000 in arrears in monthly payments under the note. Certain officers and directors of the Company had beneficial interests in HealthAmerica’s common stock prior to the acquisition. On an annual basis, the Company will evaluate whether there is any impairment of the acquired HealthAmerica assets and, if so, future impairment charges may need to be recorded.

Vivakor, Inc. Balance Sheets September 30, 2008 and December 31, 2007

	September 30,	December 31,
	2008	2007
	(Unaudited)
Assets

Current assets
Cash and cash equivalents	$6,400	$-
Deposits	28,700	-
Total current assets	35,100	-

Equipment, furniture and leasehold improvements, net	119,421	-
Deferred offering costs	5,000	-

Total assets	$159,521	$-

Liabilities and Stockholders' Equity

Current liabilities
Accounts payable	$12,638	$2,000
Accrued wages and related expenses	184,793	-
Advances payable to officer	19,461	-
Amount payable to stockholder/member	96,630	18,500
Note payable to stockholder	90,572	-
Total current liabilities	404,094	20,500

Commitments (Note 3)

Stockholders' / member's equity (deficit):
Preferred stock, $.001 par value; 10,000,000 shares
in 2008 and none in 2007 authorized ; none issued and outstanding	-	-
Common stock, $.001 par value; 242,500,000 shares
in 2008 and none in 2007 authorized; 45,203,875 shares in 2008
and none in 2007, issued and outstanding	45,204	-
Additional paid-in capital	23,336	-
Retained deficit	(313,113)	(20,500)
Total stockholders'/member's equity (deficit)	(244,573)	(20,500)

Total liabilities and stockholders'/member's equity (deficit)	$159,521	$-

See Notes to Financial Statements.

Vivakor, Inc. Statements of Operations For the Nine Months Ended September 30, 2008 and 2007

	Nine Months
	Ended September 30,
	2008	2007
	(unaudited)
Research Revenue	$194,700	$-

Operating Expenses
Cost of services	122,321	-
Research and development	197,669	-
General and administrative	164,201	-
Total operating expenses	484,191	-
Loss from operations	(289,491)	-
Interest expense	3,122	-
Operating loss and loss before income tax	(292,613)	-
Income taxes	-	-

Net loss	$(292,613)	$-

Loss per share:
Basic and diluted	$(0.006)	n/a
Weighted average shares - Basic and diluted	45,066,903	n/a

See Notes to Financial Statements.

Vivakor, Inc. Statements of Cash Flows For the Nine Months ended September 30, 2008 and 2007

	Nine Months
	Ended September 30,
	2008	2007
	(unaudited)
Operating Activities
Net loss	$(292,613)	$-
Depreciation and amortization	7,760	-
Stock compensation expense	95	-
Interest added to note payable to stockholder	3,122	-
Adjustments to reconcile net loss to net cash used
in operating activities:
Changes in operating assets and liabilities:
Deposits	(28,700)	-
Accounts payable	10,638	-
Accrued wages and related expenses	184,793	-
Advances payable to officer	19,461	-
Amount payable to stockholder	96,630	-
Net cash provided by operating activities	1,186	-

Investing activities
Purchases of fixed assets	(127,181)	-
Net cash (used in) investing activities	(127,181)	-

Financing activities
Payment of deferred offering costs	(5,000)	-
Proceeds from note payable to stockholder	87,450	-
Net proceeds from sale of common stock	49,945	-
Net cash provided by operating activities	132,395	-

Net increase in cash and cash equivalents	6,400	-
Beginning of period	-	-
End of period	$6,400	$-

Noncash transactions:
Issuance of shares to founder as payment of amount due	$18,500
See Notes to Financial Statements.

VIVAKOR, INC.
NOTES TO FINANCIAL STATEMENTS
Nine Months ended September 30, 2008 and 2007

1.     Organization and Business

Vivakor, Inc. (the “Company”) is a Nevada corporation based in Coralville, Iowa and is a trans-disciplinary biomedical company involved in the discovery, development and commercialization of a broad range of medical devices and pharmaceuticals to improve human health. The Company also performs contract research and development in molecular biology and devices engineering. The Company was originally organized as Genecular Holdings LLC, a Nevada limited liability company on November 1, 2006. On November 2, 2006, the Company changed its name to NGI Holdings, LLC. On April 30, 2008, the limited liability company was converted into a Nevada corporation and changed its name to Vivakor, Inc.

As of the second quarter 2008, the Company reached operating stage. Therefore, these financial statements have been prepared as an operating stage company rather than a development stage company.

2.     Summary of Significant Accounting Policies

Basis of Presentation and Management’s Plan

The accompanying unaudited interim condensed financial statements have been prepared in accordance with accounting principles generally accepted in the United States for interim financial information and the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by accounting principles generally accepted in the United States for complete financial statements. In the opinion of management, all adjustments (consisting only of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the nine-month period ended September 30, 2008 are not necessarily indicative of the results that may be expected for the full fiscal year. For further information, refer to the Company’s financial statements and notes thereto for the fiscal year ended December 31, 2007.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. This basis of accounting contemplates the recovery of the Company’s assets and the satisfaction of its liabilities in the normal course of business. Since inception, the Company has been engaged in organizational activities, including recruiting personnel and establishing office facilities; research and development; and obtaining financing. The Company’s ability to become a profitable operating company is dependent upon obtaining financing adequate to fulfill its research and market introduction activities, and achieving a level of revenues adequate to support the Company’s cost structure. Management intends to finance research and market introduction primarily from future equity financings and proceeds from research and development services provided to others. However, there can be no assurance that the Company will be able to obtain such financing, which may affect the Company’s ability to continue as a going concern. The accompanying financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the possible inability of the Company to continue as a going concern.

Cash and Cash Equivalents

The Company considers all highly liquid short-term investments with maturities of less than three months when acquired to be cash equivalents.

Equipment, Furniture and Leasehold Improvements

Equipment, furniture and leasehold improvements are recorded at cost and depreciated on a straight-line basis over the lesser of their estimated useful lives, ranging from three to seven years, or the life of the lease, as appropriate.

VIVAKOR, INC.
NOTES TO FINANCIAL STATEMENTS
Nine Months ended September 30, 2008 and 2007

2.     Summary of Significant Accounting Policies (Continued)

Impairment of Long-Lived Assets

Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of the assets to the future net cash flows expected to be generated by such assets. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the discounted expected future net cash flows from the assets.

Revenue Recognition

The Company recognizes revenue when all four of the following criteria are met: (i) persuasive evidence that an arrangement exists; (ii) delivery of the products and/or services has occurred; (iii) the fees earned can be readily determined; and (iv) collectibility of the fees is reasonably assured. The Company recognizes revenue from research contracts as services are performed under the agreements.

Research and Development and Patent Costs

All research and development costs, including all related salaries, clinical trial expenses, regulatory expenses and facility costs are charged to expense when incurred. Expenditures related to obtaining and protecting patents are also charged to expense when incurred, and are included in research and development expense.

Loss Per Common Share

Basic net loss per share is calculated by dividing the net loss by the weighted-average number of common shares outstanding for the period, without consideration for common stock equivalents. Diluted net loss per common share is computed by dividing the net loss by the weighted-average number of common share equivalents outstanding for the period determined using the treasury-stock method if their effect is dilutive.

Income Taxes

The Company uses the liability method of accounting for income taxes as required by SFAS No. 109, Accounting for Income Taxes. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial reporting and the tax reporting basis of assets and liabilities and are measured using the enacted tax rates and laws that are expected to be in effect when the differences are expected to reverse. The Company provides a valuation allowance against net deferred tax assets unless, based upon the available evidence, it is more likely than not that the deferred tax assets will be realized.

3.     Commitments

On July 10, 2008, the Company entered into a lease for approximately 3,000 square feet of office and lab space. The lease commenced on August 1, 2008 and required the Company make a $2,500 payment for tenant improvements and monthly lease payments of $3,700 through July 10, 2010.

4.     Equity Transactions

The Board of Directors authorized a 2.425 for 1 stock split for shareholders of record on September 5, 2008. All references in the financial statements and notes to financial statements to number of shares and per share amounts have been restated to reflect the increased number of shares outstanding.

VIVAKOR, INC.
NOTES TO FINANCIAL STATEMENTS
Nine Months ended September 30, 2008 and 2007

In March 2008 the Company hired six employees, a number of which were granted membership interests aggregating less than 1%. The aggregate of these membership interests was valued at $120, which was recorded as compensation expense in March 2008.

In connection with the Company’s conversion from a limited liability Company to a corporation on April 30, 2008, the Company issued 44,862,500 shares of common stock to the founding member and issued 291,000 shares to certain employees, based on their respective percentage interests prior to conversion.

Between April 30, 2008 and September 30, 2008, the Company issued 111,000 shares of common stock at $0.50 per share for aggregate gross proceeds of $55,500.

5.     Benefit Plan

The Company adopted a defined contribution 401(k) plan (the “Plan”) covering substantially all employees that meet certain age and service requirements. Employees may contribute up to 80% of their compensation per year (subject to a maximum limit by federal law). The Plan allows for employer matching; however, no employer matching or other contributions have been made.

6.     Related Party Transaction

On June 30, 2008, the Company purchased office and lab furniture and equipment from a stockholder at a total cost of $87,450. The stockholder financed the equipment with a note agreement that that is secured by the assets purchased. The note bears interest at 14% per annum and is due on December 31, 2008. In the event the Company is unable to repay the note when it matures, the note holder has the option to be repaid with common stock with piggyback registration rights. The number of shares to be issued would be equal to the outstanding principal plus accrued and unpaid interest divided by 80% of the average stock price 30 days prior to maturity. Interest expense during the three and nine months ended September 30, 2008, each totaled $3,122 and was added to the note balance.

The amount payable to officer at September 30, 2008 is noninterest bearing and represents Company expenditures (primarily including lab and office equipment and supplies) that were paid for directly by the officer on behalf of the Company for which the officer has not been reimbursed.

The amount payable to stockholder at September 30, 2008 is noninterest bearing and represents Company expenditures (primarily including payroll, legal fees, lab and office equipment and supplies) that were paid for directly by the stockholder on behalf of the Company for which the stockholder has not been reimbursed.

7.     Income Taxes

The Company uses the liability method of accounting for income taxes as set forth in Statement of Financial Accounting Standards No. 109, “Accounting for Income Taxes” (“SFAS 109”). Under the liability method, deferred taxes are determined based on differences between the financial statement and tax bases of assets and liabilities using enacted tax rates. As of September 30, 2008, the Company had deferred tax assets of approximately $116,000, resulting primarily from net operating loss carryforwards A valuation allowance of $116,000 has been established against the Company’s deferred tax assets as realization of such assets is uncertain due to continuing net operating losses.

8.     Subsequent Events

In September 2008, the Board of Directors authorized management to sell up to $5,000,000 in the Company’s capital stock. Management subsequently commenced activities to sell the stock, including signing agreements with various parties to assist in fund raising efforts. The agreements require the Company to pay these parties certain referral or other success fees based on the funds raised.

VIVAKOR, INC.
NOTES TO FINANCIAL STATEMENTS

Subsequent to September 30, 2008, the Company issued 22,000 shares of common stock at $0.50 per share for aggregate gross proceeds of $11,000.

On October 1, 2008, the Company received notice from the Iowa Department of Economic Development that it has been awarded a $150,000 Demonstration Fund Grant to assist in the development and commercialization of its CryoVial, CryoKeeper and CryoCarrier products. Under the terms of the grant, the Company will receive $2 in grant funds for every $1 in specified expenditures made by the Company. In the event certain events occur, the Company would be required to repay the grant proceeds received plus interest at 6%.

On October 20, 2008 the Company effectively acquired the assets of HealthAmerica, Inc. (“HealthAmerica”), a corporation organized under the laws of the state of Nevada. HealthAmerica has a patented and FDA approved MRI technology as well as a patented medical Bar-coding technology that the Company plans to develop and commercialize. The asset price consisted of 5,000,000 common shares of Vivakor plus a nonrecourse promissory note in the amount of $1,500,000; currently Vivakor owns approximately 84% of the share capital of HealthAmerica. The note, secured by the acquired HealthAmerica stock and all of HealthAmerica’s assets, bears interest at 4% per annum and requires the Company to make monthly payments of $25,000. In addition, every 90 days, the Company is required to make additional note payments equal to 10% of the gross proceeds received from any sales of equity or debt securities, or any sale or licensing of products or technology until all outstanding principal and interest are repaid. As of November 19, 2008, the Company was $75,000 in arrears in monthly payments under the note. Certain officers and directors of the Company had beneficial interests in HealthAmerica’s common stock prior to the acquisition. On an annual basis, the Company will evaluate whether there is any impairment of the acquired HealthAmerica assets and, if so, future impairment charges may need to be recorded.